UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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WASTE CONNECTIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Woodlands, Texas
March 31, 2015

Dear Stockholders:

You are cordially invited to attend the Waste Connections, Inc. Annual Meeting of Stockholders on Friday, May 15, 2015, at 10:00 a.m. (Central Daylight Time). The annual meeting will be held at Waste Connections’ corporate headquarters at 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380. Directions to Waste Connections’ corporate headquarters appear on the back cover of this notice of annual meeting and proxy statement.

The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement. As always, we are looking forward to meeting our stockholders in person, and responding to any questions you may have about the company.

YOUR VOTE IS VERY IMPORTANT.  Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. You may do so by returning your proxy card by mail or, pursuant to instructions you receive from your bank or broker, by using the Internet or your telephone. Voting by using the Internet or telephone, or by returning your proxy card in advance of the Annual Meeting of Stockholders, does not preclude you from attending the Annual Meeting of Stockholders.

Thank you for your ongoing support and continued interest in Waste Connections.

Very truly yours,

Ronald J. Mittelstaedt
Chief Executive Officer and Chairman

Waste Connections, Inc.

3 Waterway Square Place, Suite 110
The Woodlands, Texas 77380

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Waste Connections, Inc. will be held on Friday, May 15, 2015, at 10:00 a.m. (Central Daylight Time). The annual meeting will be held at Waste Connections’ corporate headquarters at 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380, for the following purposes:

1.	To elect Michael W. Harlan and William J. Razzouk to serve as Class II directors for a term of three years and until a successor for each has been duly elected and qualified, which is RECOMMENDED by our Board of Directors;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, which is RECOMMENDED by our Board of Directors;
3.	To approve on a non-binding, advisory basis the compensation of our named executive officers as disclosed in this proxy statement (“say on pay”), which is RECOMMENDED by our Board of Directors; and
4.	To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Only stockholders of record of Waste Connections common stock at the close of business on March 16, 2015, are entitled to receive notice of and to vote at the Annual Meeting of Stockholders or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on May 15, 2015

Our 2015 Proxy Materials and Annual Report to Stockholders for the 2014 fiscal year are available at http://wasteconnections.investorroom.com/proxy-information.

Stockholders of record may vote their proxies by signing, dating and returning a proxy card. If your shares are held in the name of a bank or broker, you may be able to vote on the Internet or by telephone. Please follow the instructions on the form you receive. Voting by using the Internet or telephone, or by returning your proxy card in advance of the Annual Meeting of Stockholders, does not preclude you from attending the Annual Meeting of Stockholders.

By Order of the Board of Directors,

Patrick J. Shea
Secretary

March 31, 2015

Your vote is important.  Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy as promptly as possible in order to ensure your representation at the annual meeting.

PROXY STATEMENT

i

ii

Waste Connections, Inc.

3 Waterway Square Place, Suite 110
The Woodlands, Texas 77380

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

About this Proxy Statement

We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting of Stockholders of Waste Connections, Inc., or the company. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or the SEC, and that is designed to assist you in voting your shares.

We will bear the costs of soliciting proxies from our stockholders. In addition to soliciting proxies by mail, our directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone or in person.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need electronically, which is more environmentally friendly and reduces our costs to print and distribute these materials. On or about April 2, 2015, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement for our 2015 Annual Meeting of Stockholders and Annual Report to Stockholders for the fiscal year 2014. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. We will not mail the Notice to stockholders who have previously elected to receive a paper copy of the proxy materials. On or about April 2, 2015, we will also first mail this proxy statement and a proxy card to certain stockholders.

The Securities and Exchange Commission permits us to deliver a single Notice to one address shared by two or more stockholders. This delivery method is referred to as “householding” and helps reduce our printing costs and postage fees. Under this procedure, we deliver a single package containing Notices to multiple stockholders who share an address. If you do not wish to participate in householding in the future, and prefer to receive separate Notices, please contact: Broadridge Financial Solutions, Attention Householding Department, 51 Mercedes Way, Edgewood, NY 11717, telephone 1-800-542-1061. If you are currently receiving multiple Notices and wish to receive only one Notice for your household, please contact Broadridge. If you wish to receive a separate copy of this proxy statement and our Annual Report, please send a written request to the Secretary of Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380.

Who May Vote

Every holder of Waste Connections common stock, as recorded in our stock register at the close of business on March 16, 2015, may vote at the annual meeting. As of March 16, 2015, 124,283,856 shares of our common stock were outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share of our common stock held by the stockholder.

Voting and Revocation

You may receive more than one proxy card and/or Notice depending on how you hold your shares. You should complete and return each proxy card or other voting instruction request provided to you.

Registered Holders

If you are a registered holder of our common stock as of the record date, you will be able to vote your proxy by mail by signing, dating and mailing a proxy card in the postage-paid envelope provided. You may also attend the annual meeting and vote in person.

Even if you vote your proxy by mailing a proxy card, you may revoke your proxy and cast a new vote at the annual meeting, if we are able to verify that you are a registered holder of our common stock, by filing a notice revoking the prior proxy and then voting in person. You may also change your vote before the annual meeting by properly submitting another proxy bearing a later date or by delivering a letter revoking the proxy to our Corporate Secretary at: Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380. The proxy with the latest date properly submitted by you before voting is closed at the annual meeting will be counted.

Shares Held in Street Name

If you have selected a broker, bank or other intermediary to hold your shares rather than having them directly registered in your name with our transfer agent, Wells Fargo Bank, N.A., you will receive instructions from your broker, bank or other intermediary on the procedure to follow to vote your shares. Your broker, bank or other intermediary also may permit you to vote your proxy by telephone or the Internet. Please be aware that beneficial owners of shares held by brokers, banks or other intermediaries may not vote their shares in person at the annual meeting unless they first obtain a written authorization to do so from their broker, bank or other intermediary and can only change or revoke previously issued voting instructions pursuant to instructions provided by their broker, bank or other intermediary. We urge you to vote by following the instructions of your broker, bank or other intermediary.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the annual meeting in the manner you direct.

If you sign your proxy card but do not give voting instructions, we will vote your shares as follows:

•	in favor of each of our director nominees;
•	in favor of the ratification of the appointment of the independent registered public accounting firm; and
•	in favor of the non-binding, advisory approval of the compensation of our named executive officers, or NEOs, as disclosed in this proxy statement (also known as say on pay).

For any other matters that may properly come before the annual meeting, your shares will be voted at the discretion of the proxy holders. You may vote for both, one or neither of our director nominees. You may also vote for or against the other proposals, or you may abstain from voting.

Quorum

In order to carry on the business of the annual meeting, we must have a quorum. This means that at least a majority of the outstanding shares entitled to vote as of the close of business on the record date must be present at the annual meeting, either by proxy or in person.

Abstentions and broker non-votes are counted as present and entitled to vote at the annual meeting for purposes of determining whether we have a quorum. A broker non-vote occurs when a broker signs and returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Required Vote

The affirmative vote of a majority of the votes cast by holders of the shares present, either in person or by proxy, and entitled to vote is required for the election of each of the director nominees.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

The affirmative vote of a majority of the shares present, either by proxy or in person, and entitled to vote, is required to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement.

Except with respect to the election of our director nominees, abstentions have the same effect as a vote against a matter because they are considered present and entitled to vote, but are not voted. Broker non-votes, if any, will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on the outcome of the vote for the election of our director nominees.

Attending in Person

Only stockholders, their proxy holders and our invited guests may attend the annual meeting. If you plan to attend, please bring identification and, if you hold shares in street name, you should bring your bank or broker statement showing your beneficial ownership of our stock in order to be admitted to the annual meeting.

Counting the Vote

We will use an automated system administered by our transfer agent to tabulate the votes at the annual meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of common stock if the broker or nominee has not received instructions from the beneficial owner or other person entitled to vote.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014, and in our periodic reports on Form 10-Q and Form 8-K filed with the SEC.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is currently composed of five directors and is divided into three classes. One class is elected each year for a three-year term. Our Board of Directors has nominated Michael W. Harlan and William J. Razzouk for reelection to the Board of Directors to serve as Class II Directors until the Annual Meeting of Stockholders to be held in 2018 and until a successor for each has been duly elected and qualified. Proxies will be voted, unless otherwise indicated, for the reelection of Messrs. Harlan and Razzouk to the Board of Directors. Proxies will be voted in a discretionary manner if either of Messrs. Harlan or Razzouk is unable to serve. Each of Messrs. Harlan and Razzouk is currently a director of Waste Connections.

Certain information about Messrs. Harlan and Razzouk and the directors serving in Class I and Class III, whose terms expire in future years, is set forth below.

Name, Background and Qualifications	Age	Director Since
Nominees for Class II Directors for Term Expiring in 2018
Michael W. Harlan is currently Chairman of the Board of Directors and Chief Executive Officer of Principle Energy Services, LLC, a private equity-backed oilfield services company that provides engineered noise mitigation solutions for oil and natural gas drilling, completions and production and that operates in five states and serves a wide range of customers from small, independent exploration companies to the major oil and gas companies. Mr. Harlan also serves as President of Harlan Capital Advisors, LLC, a private consulting firm focused on advising companies on strategic planning, mergers and acquisitions, debt and equity investments and capital-raising initiatives. Prior to forming Harlan Capital Advisors, Mr. Harlan served as President and Chief Executive Officer of U.S. Concrete, Inc., a publicly traded producer of concrete, aggregates and related concrete products to all segments of the construction industry, from May 2007 until August 2011. From April 2003 until May 2007, Mr. Harlan served as Executive Vice President and Chief Operating Officer of U.S. Concrete, Inc. He also served as Chief Financial Officer of U.S. Concrete from May 1999 until November 2004 after founding U.S. Concrete in August 1998. Mr. Harlan also served as a Director of U.S. Concrete from June 2006 until August 2011. U.S. Concrete, Inc. operated under the provisions of Chapter 11 of the United States Bankruptcy Code from April 29, 2010 until confirmation of its plan of reorganization on August 31, 2010. In August 2013, Mr. Harlan joined the Board of Directors of Travis Acquisition, LLC, the parent of Travis Body & Trailer, Inc., a manufacturer of specialized trailers used in the construction, environmental services, agriculture and energy industries in the United States. Prior to founding U.S. Concrete, Mr. Harlan held several senior financial positions with public companies, including chief financial officer, treasurer and controller. Mr. Harlan began his career with an international public accounting firm. Mr. Harlan previously served on the Board of Trustees for the RMC Research and Education Foundation, where he is a past Chairman of the Board, the Board of Directors of the National Steering Committee for the Concrete Industry Management education program, and the Board of Directors and Executive Committee of the National Ready Mixed Concrete Association. Mr. Harlan also serves on the University of Houston Honors College Advisory Board. Mr. Harlan is a Certified Public Accountant and graduated summa cum laude from the University of Mississippi with a Bachelor of Accounting degree.	54	1998

Name, Background and Qualifications	Age	Director Since
We believe that Mr. Harlan’s qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his substantial experience in the solid waste industry, his significant experience in accounting and financial matters, including his extensive experience as a certified public accountant, his substantial experience with growth-oriented companies, and his prior experience as a director of another publicly traded company.
William J. Razzouk has been Chairman, President and Chief Executive Officer of Newgistics, Inc. since March 2005. Mr. Razzouk has also served as a Director of Newgistics, Inc. since March 2005. Newgistics, Inc. is a provider of end-to-end e-commerce technology and logistics solutions to leading retail brands and direct-to-consumer marketers, including website platforming, software integration, implementation, hosting, order fulfillment and parcel delivery and returns. From August 2000 to December 2002, he was a Managing Director of Paradigm Capital Partners, LLC, a venture capital firm in Memphis, Tennessee focused on meeting the capital and advisory needs of emerging growth companies. From September 1998 to August 2000, he was Chairman of PlanetRx.com, an e-commerce company focused on healthcare and sales of prescription and over-the-counter medicines, health and beauty products and medical supplies. He was also Chief Executive Officer of PlanetRx.com from September 1998 until April 2000. From April 1998 until September 1998, Mr. Razzouk owned a management consulting business and an investment company that focused on identifying strategic acquisitions. From September 1997 until April 1998, he was the President, Chief Operating Officer and a Director of Storage USA, Inc., a then publicly traded (now private) real estate investment trust that owned and operated more than 350 mini storage warehouses. He served as the President and Chief Operating Officer of America Online from February 1996 to June 1996. From 1983 to 1996, Mr. Razzouk held various management positions at Federal Express Corporation, most recently as Executive Vice President, Worldwide Customer Operations, with full worldwide P&L responsibility. Mr. Razzouk previously held management positions at ROLM Corporation, Philips Electronics and Xerox Corporation. He previously was a Director of Fritz Companies, Inc., Sanifill, Inc., Cordis Corp., Storage USA, PlanetRx.com, America Online and La Quinta Motor Inns. Mr. Razzouk holds a Bachelor of Journalism degree from the University of Georgia.	67	1998
We believe that Mr. Razzouk’s qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his significant experience in corporate financial matters, his experience in the solid waste industry, his substantial experience with growth-oriented companies, and his prior experience as a director of other publicly traded companies.

Name, Background and Qualifications	Age	Director Since
Class III Directors Continuing in Office — Terms Expiring in 2016
Edward E. “Ned” Guillet has been an independent human resources consultant since January 2007. From October 2005 until December 2006, he was Senior Vice President, Human Resources for the Gillette Global Business Unit of The Procter & Gamble Company, a position he held subsequent to the merger of Gillette with Procter & Gamble. From July 2001 until September 2005, Mr. Guillet was Senior Vice President, Human Resources and an executive officer of The Gillette Company, a global consumer products company. He joined Gillette in 1974 and held a broad range of leadership positions in its human resources department. Mr. Guillet has been a Director of CCL Industries Inc., a manufacturer of specialty packaging and labeling solutions for the consumer products and healthcare industries, since 2008, where he also serves as the Chairman of the Board of Directors’ Human Resources Committee and a member of its Nominating and Governance Committee. Mr. Guillet is a former member of Boston University’s Human Resources Policy Institute. He holds a B.A. degree in English Literature and Secondary Education from Boston College.	63	2007
We believe that Mr. Guillet’s qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his substantial experience with human resources and personnel development matters, the positions he has held with other publicly traded companies and his experience as a director of another publicly traded company.
Ronald J. Mittelstaedt has been Chief Executive Officer and a Director of Waste Connections since the company was formed in September 1997, and was elected Chairman in January 1998. Mr. Mittelstaedt was also President of the company from Waste Connections’ formation through August 2004. Mr. Mittelstaedt has more than 25 years of experience in the solid waste industry. He holds a B.A. degree in Business Economics with a finance emphasis from the University of California at Santa Barbara.	51	1997
We believe that Mr. Mittelstaedt’s qualifications to serve on our Board of Directors include his more than 25 years of experience in the solid waste industry, including as our founder, our Chief Executive Officer and a director since the company was formed in 1997 and our Chairman since 1998.

Name, Background and Qualifications	Age	Director Since
Class I Director Continuing in Office — Term Expiring in 2017
Robert H. Davis has been the Managing Partner/President of Rubber Recovery Inc., a private, California-based scrap tire processing and recycling company, since July 2006. Mr. Davis is the conceptual founder and a member of the external advisory board of the Global Waste Research Institute at California Polytechnic State University (“Cal Poly”). He served as President of Waste Systems International, Inc., a turnkey solid waste management systems provider of environmentally acceptable solutions to developing countries, from November 2007 to 2009. From 2007 to 2010, he was a member of the board of effENERGY LLC, an alternative energy company. Prior to acquiring his ownership interest in Rubber Recovery Inc., Mr. Davis was President, Chief Executive Officer and a Director of GreenMan Technologies, Inc., a publicly traded tire shredding and recycling company, from 1997 to 2006. Prior to joining GreenMan, Mr. Davis served as Vice President of Recycling for Browning-Ferris Industries, Inc., from 1990 to 1997. A 41-year veteran of the solid waste and recycling industry, Mr. Davis has also held executive positions with Fibres International, Garden State Paper Company and SCS Engineers, Inc. Mr. Davis holds a B.S. degree in Mathematics from Cal Poly, has done graduate work at George Washington University in Solid Waste Management, and has engaged in continuing education at Stanford University Law School in Corporate Governance. In 2009, Mr. Davis was honored as Alumni of the Year for the College of Science/Mathematics at Cal Poly. Since 2008, Mr. Davis has served on the Dean’s Executive Advisory Committee for the College of Engineering, and since 2010, he has served on the Dean’s Executive Advisory Committee for the College of Science and Mathematics at Cal Poly.	72	2001
We believe that Mr. Davis’ qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his substantial experience in the solid waste and recycling industries, his considerable involvement in sustainability initiatives, his general experience with environmental matters, his government relations experience and his prior experience as a director of another publicly traded company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE REELECTION OF EACH OF MESSRS. HARLAN AND RAZZOUK TO
THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines, Committee Charters and Code of Conduct and Ethics

As part of our ongoing commitment to good corporate governance, we have adopted Corporate Governance Guidelines and charters for the Committees of the Board of Directors to promote the effective functioning of our Board of Directors and its Committees, to promote the interests of stockholders and to ensure a common set of expectations concerning how the Board of Directors, its Committees and management should perform their respective functions. We have also adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees.

Copies of our Corporate Governance Guidelines and our Code of Conduct and Ethics are available on our website at www.wasteconnections.com. A copy of either may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380.

Board of Directors and Committees

Our Board of Directors held six meetings during 2014, five of which were regularly scheduled. Two of the six meetings were held telephonically. The Board of Directors has five standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Special Equity Award Committee and the Nominating and Corporate Governance Committee. Except for the Executive and Special Equity Award Committees, the committees are composed of independent, non-employee directors. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served in 2014. Our policy on director attendance at Annual Meetings of Stockholders is that directors are invited but not required to attend. One director, Mr. Mittelstaedt, the Chairman of the Board, attended the Annual Meeting of Stockholders in 2014.

Executive Committee.  The Executive Committee, whose chairman is Mr. Mittelstaedt and whose other current members are Messrs. Harlan and Razzouk, met twice in 2014. The Executive Committee is authorized to exercise all of the powers and authority of the Board of Directors in managing our business and affairs, other than to authorize matters required by Delaware law to be approved by the stockholders, and other than adopting, amending or repealing any of our Bylaws. Between meetings of the Board of Directors, the Executive Committee approves all acquisitions and divestitures by us for stock and all acquisitions and divestitures by us for cash or other consideration in excess of $10.0 million.

Audit Committee.  The Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Messrs. Razzouk and Davis, met four times in 2014. The Audit Committee advises our Board of Directors and management with respect to internal controls, financial systems and procedures, accounting policies and other significant aspects of the company’s financial management. Pursuant to its charter, the Audit Committee selects the company’s independent registered public accounting firm and oversees the arrangements for, and approves the scope of, the audits to be performed by the independent registered public accounting firm. The Board of Directors has determined that all of the members of the Audit Committee are “financially literate” within the meaning of New York Stock Exchange listing standards. The Board of Directors has also determined that Mr. Harlan is an “audit committee financial expert” as defined under the Securities and Exchange Commission rules. The committee’s duties are discussed below under “Audit Committee Report.”

Compensation Committee.  The Compensation Committee, whose chairman is Mr. Razzouk and whose other current members are Messrs. Harlan and Guillet, met eight times in 2014. This committee is responsible for establishing our executive officer compensation policies and administering such policies. The Compensation Committee studies, recommends and implements the amount, terms and conditions of payment of any and all forms of compensation for our directors and executive officers; approves and administers any guarantee of any obligation of, or other financial assistance to, any officer or other employee; and approves the grant of restricted stock units, options, warrants and other forms of equity incentives to officers, directors, employees, agents and consultants. See “Executive Compensation — Compensation Discussion and Analysis” for more information regarding compensation and the Compensation Committee.

Special Equity Award Committee.  The Special Equity Award Committee, which the Board of Directors established on October 25, 2005, is empowered with separate but concurrent authority with the Compensation Committee to make awards to all eligible individuals — typically new hires — under the company’s various equity incentive plans, subject to certain exceptions and limitations set by the Board of Directors. The Special Equity Award Committee may not, for example, grant annual awards to the company’s employees, officers, directors and consultants, which are typically authorized by the Compensation Committee annually in February; the committee may not grant awards to the company’s executive officers or directors; and the committee may not grant more than 10,000 options and warrants or more than 5,000 shares of restricted stock or restricted stock unit awards to an eligible individual in any given calendar year. Mr. Mittelstaedt is the chair and sole member of the Special Equity Award Committee.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, whose chairman is Mr. Guillet and whose other current members are Messrs. Davis and Razzouk, met twice in 2014. This committee is responsible for recommending director nominees to the Board of Directors and developing and implementing corporate governance principles.

Current copies of the Audit Committee Charter, the Compensation Committee Charter and the Nominating and Corporate Governance Committee Charter, each of which our Board of Directors has adopted, are available on our website at www.wasteconnections.com. A copy of each charter may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380.

The Board’s Role in Oversight of Risk

The Board of Directors and its committees have an active role in overseeing management of the company’s risks. The Board regularly reviews information from members of senior management regarding the company’s financial performance, balance sheet, credit profile and liquidity, as well as the risks associated with each. The Board also receives reports from members of senior and regional management on areas of material risk to the company, including market-specific, operational, legal, regulatory and strategic risks. The Compensation Committee of the Board of Directors assesses and monitors risks relating to the company’s executive officer compensation policies and practices. The Audit Committee of the Board of Directors oversees management of financial, financial reporting and internal controls risk. The Nominating and Corporate Governance Committee of the Board of Directors is responsible for overseeing the management of risks associated with the independence of the Board of Directors and potential conflicts of interest.

Director Independence; Lead Independent Director

The Board of Directors has determined that each of Messrs. Davis, Guillet, Harlan and Razzouk is “independent” within the meaning of the standards set forth in our Corporate Governance Guidelines. Messrs. Davis, Harlan and Razzouk together make up the Board’s Audit Committee. Messrs. Guillet, Harlan and Razzouk together make up the Board’s Compensation Committee. Messrs. Davis, Guillet and Razzouk together make up the Board’s Nominating and Corporate Governance Committee.

The Board selects its Chairman and the company’s Chief Executive Officer in any way it considers to be in the best interest of the company. The Board has determined that its stockholders are best served by having Ronald J. Mittelstaedt, the company’s founder and current Chief Executive Officer, also serve as Chairman of the Board. Mr. Mittelstaedt has held the positions of Chairman of the Board and Chief Executive Officer since January 1998.

In the event that Mr. Mittelstaedt no longer serves as both Chairman and Chief Executive Officer, it is the Board’s policy that the positions of Chairman and Chief Executive Officer be held by separate persons.

To ensure the strength and independence of the Board, the independent, non-employee directors typically meet in an executive session, without management, at each of our five regularly scheduled Board of Directors meetings. Furthermore, when the Chairman is an affiliated director or a member of the company’s management, or when the independent directors determine that it is in the best interests of the company, the independent directors will appoint from among themselves a lead independent director. The Board has designated the chairman of the Audit Committee, currently Mr. Harlan, as the Board’s lead independent director. In addition to his other duties as a director and member of committees, the lead independent director:

•	presides at all meetings of the Board at which the Chairman is not present;
•	has the authority to call meetings of non-employee directors;
•	presides over each meeting of non-employee directors;
•	helps facilitate communication between the Chairman/CEO and the non-employee directors;
•	advises with respect to the Board’s agenda; and
•	if requested by major stockholders, ensures his availability for direct communication.

If the Chairman of the Board is an independent director, then the duties for the lead independent director described above shall be part of the duties of the Chairman. As set forth in our Corporate Governance Guidelines, a majority of the members of our Board of Directors must be independent. For a director to be considered independent, the Board of Directors must determine that the director is “independent” within the meaning of the New York Stock Exchange listing standards. In addition, for a director to be considered independent, the Board of Directors must determine that the director has no material relationship with the company, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with the company. No director who is a former employee of the company, is a former employee or affiliate of any current auditor of the company or its subsidiaries, is a part of an interlocking directorate in which any executive officer of the company serves on the compensation committee of another company that concurrently employs such director or has an immediate family member in any of the foregoing categories, can be independent until three years after such employment, affiliation or relationship has ceased.

The Board of Directors reviews all commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each director to assess whether any of them is a material relationship so as to impair that director’s independence. A “material relationship” means a direct or indirect commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship that is reasonably likely to affect the independent and objective judgment of the director in question, provided that the direct or indirect ownership of any amount of our stock is not deemed to constitute a material relationship. The following commercial or charitable relationships are not considered to be material relationships that would impair a director’s independence: if a director of Waste Connections (a) is also an executive officer of another company that does business with Waste Connections and the annual sales to, or purchases from, Waste Connections are less than the greater of $1 million or two percent of the annual revenue of that other company; (b) is an executive officer of another company that is indebted to Waste Connections, or to which Waste Connections is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of that other company; or (c) serves as an officer, director or trustee of a charitable organization, and Waste Connections’ discretionary charitable contributions to that organization are less than one percent of that organization’s total annual receipts. The Board of Directors reviews annually whether its members satisfy these categorical independence tests before any non-employee member stands for reelection to the Board of Directors.

All relationships not covered by the preceding paragraph are reviewed by the directors who satisfy the independence tests set forth above to determine whether they are material so as to impair a director’s independence. If the Board of Directors determines that any relationship is immaterial even though it does not meet the categorical tests for immateriality set forth above, we will explain in our next proxy statement the basis for the Board of Director’s determination.

In October 2008, Mr. Davis, after informing the Board of Directors, joined the external advisory board of the Global Waste Research Institute, or the GWRI. The GWRI, of which Mr. Davis is a conceptual founder, was developed in conjunction with California Polytechnic State University, San Luis Obispo. The GWRI’s mission is to advance state-of-the-art research and development of sustainable technologies and practices to more effectively manage existing and emerging wastes and byproducts. Also in October 2008, Waste Connections agreed to make gifts to the GWRI totaling up to $1,000,000 over nine years ($100,000 of which was paid in 2014), subject to certain conditions. Based on information provided to the Board of Directors by Mr. Davis, these gifts will initially constitute more than one percent of the total annual receipts of GWRI, which caused the relationship to fall outside the criteria of the independence tests set forth above and required the Board of Directors to review and decide whether to approve Mr. Davis’ involvement with the GWRI. After a review of the relevant facts and the mission of the GWRI, the Board of Directors determined that Mr. Davis’ participation in the GWRI as a member of it external advisory board coupled with Waste Connections’ contributions to the GWRI would not be a material relationship that would impair Mr. Davis’ independence as a director of Waste Connections.

On August 30, 2013, Mr. Harlan was appointed to the board of directors of Travis Acquisition, LLC, the parent of Travis Body & Trailer, Inc., a private company from which Waste Connections has purchased, and expects to continue to purchase in the future, an immaterial amount of equipment. In connection with his appointment, Mr. Harlan made an equity investment in Travis Acquisition, LLC. On August 29, 2013, after due consideration of the immaterial nature of the potential conflicts of interest that may be presented by Mr. Harlan’s relationships with Travis Body & Trailer, Inc., the Nominating and Corporate Governance Committee of the Board of Directors of Waste Connections determined Mr. Harlan’s relationship with Travis Body & Trailer, Inc. did not impair Mr. Harlan’s independence as a director of Waste Connections. In 2014, Waste Connections purchased approximately $154,000 of equipment from Travis Body & Trailer, Inc. Mr. Harlan had an indirect interest in this transaction commensurate with his ownership interest in Travis Acquisition, LLC.

Independence of Committee Members

In addition to the general requirements for independent Board members described above, members of the Audit Committee and the Compensation Committee must also satisfy the additional independence requirements of the New York Stock Exchange and federal securities laws. These rules, among other things, prohibit a member of the Audit Committee or the Compensation Committee, other than in his capacity as a member of such committee, the Board of Directors or any other committee of the Board of Directors, from receiving any compensatory fees from or being an affiliated person of Waste Connections or any of its subsidiaries. As a matter of policy, the Board of Directors also applies this additional requirement to members of the Nominating and Corporate Governance Committee.

Our Director Nomination Process

Our Board of Directors believes that directors must have the highest personal and professional ethics, integrity and values. They must be committed to representing the long-term interests of our stockholders. They must have objective perspective, practical wisdom, mature judgment and expertise, and operational or financial skills and knowledge useful to the oversight of our business. While we do not have a formal policy regarding diversity in identifying nominees for a directorship, our goal is to have a Board of Directors that represents diverse experiences at policy-making levels in business and other areas relevant to our activities. Directors should be committed to serving on the Board for an extended period of time.

In addition to the foregoing qualities, the Nominating and Corporate Governance Committee will take a number of other factors into account in considering candidates as nominees for the Board of Directors, including the following: (i) whether the candidate is independent within the meaning of our Corporate Governance Guidelines; (ii) relevant business, academic or other experience; (iii) willingness and ability to attend and participate actively in Board and Committee meetings and otherwise to devote the time necessary to serve, taking into consideration the number of other boards on which the candidate serves and the candidate’s other business and professional commitments; (iv) potential conflicts of interest; (v) whether the candidate is a party to any adverse legal proceeding; (vi) the candidate’s reputation; (vii) specific expertise and qualifications relevant to any Committee that the candidate is being considered for, such as whether a candidate for the Audit Committee meets the applicable financial literacy or audit committee financial expert criteria; (viii) willingness and ability to meet our director’s equity ownership guidelines; (ix) willingness to adhere to our Code of Conduct and Ethics; (x) ability to interact positively and constructively with other directors and management; (xi) willingness to participate in a one-day new director orientation session; (xii) willingness to attend educational forums or workshops to enhance understanding of new and evolving governance requirements; and (xiii) the size and composition of the current Board.

When seeking director candidates, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, third party advisors, business and personal contacts, and stockholders. The Nominating and Corporate Governance Committee may also engage the services of a search firm. After conducting an initial evaluation, the Nominating and Corporate Governance Committee will make arrangements for candidates it considers suitable to be interviewed by one or more members of the committee. Each candidate will be required to complete a standard directors’ and officers’ questionnaire, completed by all of the directors annually. The Nominating and Corporate Governance Committee may also ask the candidate to meet with members of our management. If the Nominating and Corporate Governance Committee believes that the candidate would be a valuable addition to the Board of Directors, it will recommend the candidate for nomination to the Board.

The Nominating and Corporate Governance Committee will apply the criteria described above when considering candidates recommended by stockholders as nominees for the Board of Directors. In addition, any of our stockholders may nominate one or more persons for election as a director of the company at an Annual Meeting of Stockholders if the stockholder complies with the notice, information and consent provisions contained in our Fourth Amended and Restated Bylaws. Pursuant to our Bylaws, to be considered for inclusion in our proxy materials, notice of a stockholder’s nomination of a person for election to the Board of Directors must be received by the Secretary of Waste Connections in writing at the address listed on the first page of this proxy statement not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. The notice must contain and be accompanied by certain information as specified in our Bylaws, including information about the stockholder providing the notice, the proposed nominees and other information as we may reasonably require. Stockholders making nominations must provide, among other things, information regarding each such stockholder’s and their affiliates’ holdings of “synthetic equity”, derivatives or short positions and other material interests and relationships that could influence nominations and other information that would be required in a proxy statement. Additionally, stockholders nominating director candidates are required to disclose the same information about the director candidate that would be required if the director candidate were submitting a proposal, and the director candidates are required to complete a questionnaire and representation and agreement with respect to their background, any voting commitments or compensation arrangements and their commitment to abide by the company’s governance guidelines. Such information must be updated and supplemented so as to be accurate as of the record date of the annual meeting and as of ten business days prior to the annual meeting. We recommend that any stockholder wishing to nominate a director at an annual meeting review a copy of our Bylaws.

Before nominating a sitting director for reelection at an Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee will consider the director’s past performance and contribution to the Board of Directors.

Majority Voting for Directors

Our Bylaws provide, in uncontested director elections, for our directors to be elected by the affirmative vote of a majority of the votes cast at the annual meeting, and require our Board of Directors to establish and maintain procedures under which any incumbent director who is not elected will be expected to offer to tender his or her resignation to the Board of Directors. Pursuant to the director resignation policy adopted by the Board of Directors and included in our Corporate Governance Guidelines, we expect each incumbent director who fails to receive the required number of votes for re-election in accordance with our Bylaws to resign from our Board of Directors if the Nominating and Corporate Governance Committee or another duly authorized committee of the Board of Directors determines to accept such resignation. In making its determination, the deciding committee may consider all factors it considers relevant. The director who is the subject of such determination shall not participate in the deliberations or decisions of the deciding committee.

The company shall publicly disclose the decision(s) of the deciding committee by a press release, a filing with the SEC or other broadly disseminated means of communication. If the director’s tendered resignation is not accepted by the deciding committee or the director does not submit his or her resignation to the Board of Directors, such director shall continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If the director’s resignation is accepted by the deciding committee, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or decrease the size of the Board of Directors pursuant to the provisions of our Bylaws.

Communications with the Board; Stockholder Outreach

Stockholders and other interested parties may communicate with the Board of Directors generally, with the non-employee directors as a group or with a specific director at any time by writing to the Board of Directors, the non-employee directors or a specific director, care of the Secretary of Waste Connections, Inc., 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380. The Secretary will forward all communications to the Board of Directors, the non-employee directors or a specific director, as applicable, as soon as practicable after receipt without screening the communication. Stockholders and other interested parties are requested to provide their contact information and to state the number of shares of our common stock that they beneficially own in their communications to the Board of Directors. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, stockholders and other interested parties are urged to limit their communications to the Board of Directors to matters that are of stockholder interest and that are appropriate for consideration at the Board level.

We believe that our relationship with and accountability to stockholders are critical to our success. Engaging with our stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings and investor conferences. We also communicate with stockholders and other interested parties through various media, including our annual and quarterly reports, proxy statement and other SEC filings, press releases and our website. Our conference calls for quarterly earnings releases and major corporate developments are open to all. These calls are available in real time and are also archived as webcasts on our website. Our Chief Executive Officer and Chairman of the Board, President, Chief Financial Officer, Vice President-Finance and other senior management also regularly meet with investors to discuss our strategy, financial and business performance and to update investors on key developments.

Compensation Committee Interlocks and Insider Participation

In 2014, the Compensation Committee of our Board of Directors consisted of Messrs. Razzouk, Harlan and Guillet. None of our executive officers served as a director or member of the compensation committee of another entity which had an executive officer that served as a director or member of our Compensation Committee. In addition, there are no other such potential Compensation Committee interlocks.

Compensation of Non-Employee Directors for Fiscal Year 2014

The following table provides compensation information for the year ended December 31, 2014, for each non-employee member of our Board of Directors. Directors who are officers or employees of Waste Connections do not currently receive any compensation as directors or for attending meetings of the Board of Directors or its committees.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Robert H. Davis	60,000	154,348	214,348
Edward E. “Ned” Guillet	65,000	154,348	219,348
Michael W. Harlan	75,000	154,348	229,348
William J. Razzouk	70,000	154,348	224,348

(1)	In February 2014, each of our non-employee directors received an annual grant of 3,532 restricted stock units with a grant date fair value of $154,348, which is shown in the “Stock Awards” column. The restricted stock units granted in February were granted under our Third Amended and Restated 2004 Equity Incentive Plan. Amounts shown do not reflect compensation actually received by the director. Instead, the amount shown for each non-employee director is the grant date fair value of the 2014 awards computed in accordance with generally accepted accounting principles, excluding estimates of forfeitures related to service-based vesting conditions. A discussion of the valuation of stock awards is set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 10, 2015.

The table below shows the aggregate numbers of unvested stock awards (in the form of restricted stock units) outstanding for each non-employee director as of December 31, 2014.

Name	Aggregate Stock Awards Outstanding as of December 31, 2014 (#)
Robert H. Davis	1,766
Edward E. “Ned” Guillet	1,766
Michael W. Harlan	1,766
William J. Razzouk	1,766

In 2014, each non-employee director received a basic monthly cash retainer of $5,000. Committee chairs received the following additional cash compensation, which amounts are added to their monthly retainers: Audit Committee Chair — $1,250, Compensation Committee Chair — $833.33, and Nominating and Corporate Governance Committee Chair — $416.67.

The monthly cash retainer is intended to compensate non-employee directors for participation in Board and committee meetings and for incidental participation in company affairs between meetings. Each Board member is also eligible for reimbursement of reasonable expenses incurred in attending meetings.

We grant each non-employee director annual restricted stock unit awards with a targeted value of approximately $150,000. On February 13, 2014, we granted each non-employee director 3,532 restricted stock units under our Third Amended and Restated 2004 Equity Incentive Plan and no options. The restricted stock units vested in two equal installments on each of the February 13, 2014 grant date and the first anniversary of the grant date, subject to the director continuing to provide services to the company through the vesting date.

Non-Employee Directors’ Equity Ownership

Non-employee directors of the company are required to hold shares of the company’s common stock having a market value of at least $200,000. Non-employee directors have five years from the fiscal year-end following initial election to the Board to accumulate the stock ownership prescribed by the guidelines. For purposes of the calculation, shares deemed “beneficially owned” by the non-employee directors within the meaning of the rules of the SEC, as well as shares of restricted stock or RSUs subject to time-based vesting held by the non-employee director, and vested or time-based unvested RSUs or resulting shares deposited into a deferred compensation plan or arrangement, are included in the calculation of the amount of such individual’s ownership. As of the date of this proxy statement, all of our non-employee directors exceeded the requirements of our stock ownership guidelines.

PRINCIPAL STOCKHOLDERS

Security Ownership of Five Percent Stockholders

The following table shows the amount of our common stock beneficially owned, as of March 16, 2015, by each person or entity that we know owns more than five percent of our common stock.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(2)	7,379,370	5.9%
The Vanguard Group(3)	7,216,454	5.8%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Except as otherwise indicated by footnote, we believe that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown.
(2)	The share ownership of BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on January 30, 2015. BlackRock, Inc. has sole voting power with respect to 6,942,624 shares and sole dispositive power with respect to all shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.
(3)	The share ownership of The Vanguard Group is based on a Schedule 13G/A filed with the SEC on February 10, 2015. The Vanguard Group has sole voting power with respect to 82,356 shares and sole dispositive power with respect to 7,143,748 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Security Ownership of the Board of Directors and Executive Officers

The following table shows the amount of our common stock beneficially owned, as of March 16, 2015, by: (i) our NEOs and each of our directors; and (ii) all of our current directors and executive officers as a group. These individuals, both individually and in the aggregate, own less than 1% of our outstanding shares as of the record date.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Vested Restricted Stock Units Held Under Nonqualified Deferred Compensation Plan(3)	Total
Ronald J. Mittelstaedt	106,549	(4)	108,304	214,853
Steven F. Bouck	188,730		—	188,730
Darrell W. Chambliss	88,288		25,060	113,348
Worthing F. Jackman	59,963		36,174	96,137
Michael W. Harlan	30,829		—	30,829
Edward E. “Ned” Guillet	50,017		—	50,017
William J. Razzouk	20,933		—	20,933
James M. Little	10,581	(5)	—	10,581
Robert H. Davis	5,279		—	5,279
All executive officers and directors as a group (20 persons)	680,716		176,992	857,708

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Except as otherwise indicated by footnote, we believe that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown.

(2)	Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days after March 16, 2015, shares of common stock into which convertible securities are convertible within 60 days after March 16, 2015, and shares which will become issuable within 60 days after March 16, 2015, pursuant to outstanding restricted stock units count as outstanding for computing the percentage beneficially owned by the person holding such options, warrants, convertible securities and restricted stock units, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3)	Executive officers, in years prior to 2015, were able to voluntarily defer receipt of restricted stock unit grants under our Nonqualified Deferred Compensation Plan, which is described elsewhere in this proxy statement, under “Nonqualified Deferred Compensation in Fiscal Year 2014.” The restricted stock units held under our Nonqualified Deferred Compensation Plan are not considered common stock that is beneficially owned for SEC disclosure purposes. We have included them in this table because they are similar to or track our common stock, they ultimately are settled in common stock, and they represent an investment risk in the performance of our common stock.
(4)	Includes 106,549 shares held by Mittelstaedt Enterprises, L.P., of which Mr. Mittelstaedt is a limited partner. Excludes 3,524 shares held by the Mittelstaedt Irrevocable Trust dated 6/18/97 and 32,688 shares held by RDM Positive Impact Foundation as to which Mr. Mittelstaedt disclaims beneficial ownership.
(5)	Includes 1,892 shares owned by Mr. Little’s spouse.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and objectives, the elements of our executive compensation programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This section of the proxy statement focuses on the compensation earned by our named executive officers, or NEOs. For 2014, our NEOs included the following individuals:

•	Ronald J. Mittelstaedt, Chief Executive Officer and Chairman of the Board;
•	Worthing F. Jackman, Executive Vice President and Chief Financial Officer;
•	Steven F. Bouck, President;
•	Darrell W. Chambliss, Executive Vice President and Chief Operating Officer; and
•	James M. Little, Senior Vice President — Engineering and Disposal.

Executive Summary

Waste Connections’ executive compensation program is designed to align the interests of senior management with stockholders by tying a significant portion of their compensation to the company’s annual operating and financial performance as well as longer term stockholder returns. We believe that our pay-for-performance philosophy and the design of our executive compensation program strongly support an environment of continuous improvement and stockholder value creation.

Fiscal 2014 Performance

The company achieved strong performance in 2014 as highlighted by the following:

Strong Operating Performance

•	Revenue increased 7.8% to $2.08 billion, adjusted EBITDA margin increased 40 basis points to 34.5%, adjusted net income grew 14.7% to $254.3 million, and net cash provided by operating activities increased 12.6% to $545.2 million, or 26.2% of revenue.
º	Due to our strong financial performance in 2014, we exceeded all our performance targets of EBITDA, operating income, operating income as a percentage of revenue and net cash provided by operating activities as a percentage of revenue, for 2014 under our Management Incentive Compensation Program, which resulted in an overall payment of 170% of target opportunity.
•	We further improved the company’s safety-related incident rate from the previous year, and the total number of incidents in 2014 declined about 35% when compared to 2009 despite an approximate 75% increase in reported revenue over that same period.
•	We spent approximately $241.3 million for capital expenditures to reinvest in and expand our business, including construction of new waste treatment and/or disposal facilities in New York, North Dakota and Texas.
•	We deployed approximately $126.2 million for acquisitions, including solid waste new market entries in Alabama and North Dakota and exploration and production, or E&P, waste landfills in North Dakota and Texas.
•	We refinanced our prior term loan and credit agreements and repaid approximately $93.4 million of outstanding debt to reduce our borrowing costs, improve our credit profile and position the company to fund future growth opportunities.
•	In September 2014, our corporate credit rating was raised from ‘BBB-’ to ‘BBB+’ by Standard & Poor’s.

Increased Return to Stockholders

•	The precipitous drop in crude oil prices and the anticipated decrease in future E&P waste disposal activity negatively impacted our stock in late 2014, which resulted is our total stockholder return, or TSR, lagging the performance of the S&P 500 Index (“S&P 500”), the Dow Jones U.S. Waste & Disposal Services Index (“DJ Waste Index”) and our Peer Group Companies in the year. Despite that, 2014 was our 11th consecutive year of positive TSR. As illustrated below, our TSR over a longer term five-year period ending December 31, 2014, has outperformed the S&P 500, the DJ Waste Index and our Peer Group Companies.

5-YEAR TOTAL STOCKHOLDER RETURN

•	We increased our return of capital to stockholders by 29.3% to $66.2 million through cash dividends and resumption of our common stock repurchase program, and we increased our regular quarterly cash dividend by 13.0% to $0.13 per share.

A more detailed description of the company’s fiscal year 2014 performance, including a reconciliation of non-GAAP financial measures and a graphical representation of the TSRs for the S&P 500, the DJ Waste Index and our Peer Group Companies, can be found on pages 59 – 61 and page 31, respectively, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 10, 2015.

Executive Compensation Program Best Practices

Our current executive compensation program includes features which we believe drive performance and excludes features we do not believe serve our stockholders’ long-term interests. The table below highlights some of the “Best Practices” featured in our compensation program as well as the “Problematic Pay Practices” which are excluded.

Included Features (What We Do)
✓	Pay for Performance — Our NEOs receive the majority (80% for the CEO and about 75% for other NEOs) of their compensation in performance-based compensation — annual cash incentives, performance-based restricted stock units and restricted stock units awarded based on company and individual performance.
✓	Use of Peer Group Data and Tally Sheets — We utilize tally sheets annually when making executive compensation decisions, and periodically review comparative compensation data relative to our comparator group of companies.
✓	Stock Ownership Guidelines — Our executive officers are expected to hold a multiple of their base salaries in the company’s common stock (which are described below under “Stock Ownership Guidelines”) and non-employee directors are expected to hold a number of shares of the company’s common stock having a value of at least $200,000.
✓	Anti-Hedging/Pledging Policy — Executive officers and directors are prohibited from engaging in transactions designed to hedge against the economic risks associated with an investment in our common stock or pledging our common stock in a margin account.
✓	Risk Management — Our executive officers’ compensation program has been designed and is periodically reviewed to ensure that it does not encourage inappropriate risk-taking. See “Compensation Risk Assessment” section below for further discussion.

Excluded Features (What We Don’t Do)
x	No excise tax gross-ups — In February 2012, we eliminated provisions in the employment agreements of our CEO and other executive officers who were NEOs at that time that provided for excise tax gross-up rights.
x	No “single trigger” severance payments in employment agreements — In February 2012, we eliminated provisions in the employment agreements of our CEO and other executive officers who were NEOs at that time that provided severance payments to be made solely on account of the occurrence of a change in control event.
x	No guaranteed base salary increases, minimum bonuses or equity awards — Our NEO employment agreements do not provide for guaranteed base salary increases, minimum bonuses or equity awards.
x	No discounting of stock options or re-pricing or buyout of underwater options — We expressly prohibit the discounting of stock options and the re-pricing or cash buyouts of underwater options.
x	No dividends or dividend equivalents on unvested equity awards — We do not pay ordinary dividends on unvested time-based equity awards. For our performance-based restricted stock units (“PSUs”), dividend equivalents are paid in cash, without interest, only when and to the extent the PSUs are earned.

Pay for Performance Compensation Mix

The company’s compensation programs are designed to reward executives for achieving strong operational performance and delivering on the company’s strategic initiatives, each of which are important to the long-term success of the company. The Compensation Committee believes that a significant portion of the compensation of our NEOs should be aligned with our stockholders’ interests and directly linked to measurable performance. To evaluate the proportion of performance-based compensation for our NEOs, the Compensation Committee looks at recurring compensation by examining Total Direct Compensation earned by our NEOs. Total Direct Compensation is calculated by adding base salary, actual cash performance bonuses paid and the grant date fair value of stock awards, each as reported in our Summary Compensation Table. It excludes indirect compensation reported under the “All Other Compensation” column of our Summary Compensation Table.

As illustrated below, At-Risk Compensation, comprised of cash performance bonuses and equity-based compensation, made up approximately 82% of the Total Direct Compensation of our CEO, and 75% of the combined Total Direct Compensation of our other NEOs in 2014.

CEO Pay-at-a-Glance

The following graph shows the relationship of our CEO’s Total Direct Compensation compared to our cumulative stockholder return indexed over the last five fiscal years. As illustrated, the compensation of our CEO has generally tracked total stockholder return over this period.

CEO TDC Waste Connections’ TSR

Last Year’s “Say on Pay”

The company provides its stockholders with an opportunity to cast an annual advisory vote with respect to its NEO compensation as disclosed in the company’s annual proxy statement, or “say on pay” proposal (see “Proposal 3 — Advisory Vote on Named Executive Officer Compensation (“Say On Pay”)”). At last year’s Annual Meeting of Stockholders, more than 95% of the shares that voted approved our NEO compensation program as described in last year’s proxy statement. The Compensation Committee and the company viewed these results as a strong indication that the company’s stockholders support the executive compensation policies of the company, which have remained substantially unchanged over the past several years.

Changes Implemented in 2014 and 2015 to Further Align Pay with Performance

Consistent with our stockholders’ support and the significant stockholder value creation over the years, the Compensation Committee decided to retain the core design of our executive compensation program in fiscal 2014. However, the company’s management and Compensation Committee, with the input of the full Board of Directors and the Compensation Committee’s independent compensation consultant, reviewed our executive compensation programs and made certain revisions to further align pay with performance.

•	Introduction of PSUs. In March 2014, the Compensation Committee, subject to subsequent approval by stockholders in May 2014, granted performance-based restricted stock units, or PSUs, with three-year performance-based metrics for vesting hurdles as an additional component of our equity-based compensation to further enhance the existing link between executive compensation and the company’s performance.
•	Revised Stock Ownership Guidelines. In March 2014, the Compensation Committee also revised our stock ownership guidelines to (i) increase the amount of company stock our CEO and other executive officers must own (which are described below under “Stock Ownership Guidelines”), and (ii) broaden the guidelines to include executive officers at all levels.
•	Introduction of Performance-Based Threshold for Annual RSU Grants. In February 2015, the Compensation Committee further adjusted our equity compensation program by introducing an annual performance-based metric that the company must meet before restricted stock unit, or RSU, awards granted to our executive officers may be earned, with such awards then subject to a multi-year time-based vesting period.

Our Compensation Philosophy and Objectives

The Compensation Committee’s philosophy with respect to the compensation of the NEOs does not differ materially from the philosophy that applies to other executive officers. The Compensation Committee believes that compensation paid to NEOs should be closely aligned with our performance on both a short-term and long-term basis, linked to specific, measurable results intended to create value for stockholders and should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for NEOs, the Compensation Committee’s objectives are to:

•	Attract and retain individuals with superior leadership ability and managerial talent by providing competitive compensation and rewarding outstanding performance;
•	Ensure that NEO compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;
•	Provide an incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance measures in these areas;
•	Create an incentive for sustained growth; and
•	Provide a balanced approach to compensation policies and practices which does not promote excessive risk-taking.

Our overall compensation program is structured to attract and retain highly qualified executive officers by paying them competitively, consistent with our success. We believe that compensation should be structured to ensure that a significant portion is directly related to our stock’s performance and other factors that directly and indirectly influence stockholder value. Accordingly, our approach to compensation is to provide a base salary, annual performance-based compensation tied to goals that are intended to link NEO compensation to our annual operating and financial performance, and long-term equity grants intended to align NEO compensation with stockholder returns and financial performance over a longer period and to aid in retention. The Compensation Committee allocates total compensation between cash and equity based on comparisons with other companies and the judgment of the Compensation Committee members. The balance between cash and equity compensation among NEOs and other members of the senior executive team is evaluated annually.

Approach to Compensation; Role of the Compensation Committee

The Compensation Committee has the primary authority for the consideration and determination of the compensation we pay to our executive officers, including the amount of equity-based compensation. The Compensation Committee also makes recommendations to the Board of Directors concerning cash and equity-based compensation and benefits for non-management directors. Pursuant to its charter, the Compensation Committee has the authority to delegate any of its responsibilities to single members of the Compensation Committee or sub-committees as the Compensation Committee deems appropriate in its sole discretion and as permitted by applicable law. To aid the Compensation Committee, the Chief Executive Officer meets with the Compensation Committee and provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, other than himself. The Compensation Committee is not bound to follow the Chief Executive Officer’s recommendations. The Compensation Committee also holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee also has the authority to engage its own independent advisors to assist it in carrying out its duties.

The Compensation Committee meets in the first quarter of each fiscal year to review and approve:

•	The achievement of financial performance goals for the prior fiscal year and, if applicable, a multi-year period;
•	Performance-based compensation, if earned, based on such achievement for the prior fiscal year or multi-year period;
•	Annual equity-based compensation grants;
•	Financial goals for performance-based awards; and
•	The level and mix of NEO compensation for the current fiscal year.

In determining the level of base salary, performance-based compensation and long-term equity-based compensation paid to the NEOs, the Compensation Committee considers: (i) the compensation structure and practices of a comparator group of companies that it believes are the company’s leading competitors in the solid waste industry; (ii) a comparator group of companies, most of which are non-solid waste companies, with comparable financial profiles; and (iii) its own judgment as to an appropriate level of compensation for a company of our size and financial performance. From time to time, the Compensation Committee uses compensation consultants and comparator group analyses from third parties to assess our compensation components. The Compensation Committee believes that achieving the 60th percentile, over time, of market levels of target Total Direct Compensation for our NEOs is appropriate given their extensive experience, knowledge and their impact on the long-term success of the company.

For 2014, the Compensation Committee considered a tally sheet that included, for each officer (including the NEOs), current base salary, salary paid in 2013, bonus percentage, cash bonus paid in 2013, restricted stock units granted in 2013, the dollar amount of 401(k) and Nonqualified Deferred Compensation Plan matches in 2013, payments and reimbursements for various expenses that could be considered perquisites, the value realized from the exercise of options and sale of the underlying stock in 2013, the value of vested, unexercised options and unvested restricted stock units as of the end of the year, and the amount payable to each officer under various severance scenarios, including on a change in control. In determining the amount of compensation for the NEOs, the Compensation Committee does not take into account amounts realized from prior equity-based compensation grants because the Compensation Committee seeks to provide compensation that takes into account the cost of replacing the NEOs on a market competitive basis and what is equitable based on our performance. We believe that, to some extent, appreciation reflected in the amounts realized from prior equity-based compensation grants confirms the Compensation Committee’s success in aligning compensation with our stockholders’ interests, thus validating our compensation philosophy.

We provide the Chief Executive Officer with greater compensation and benefits than the other NEOs to reflect his importance and value to us as well as the increased level of responsibility and risk faced by him as our Chief Executive Officer and Chairman. Mr. Mittelstaedt’s compensation also differs as a direct result of the Compensation Committee’s review of the comparator group compensation data, and reflects the competitive nature of compensation paid to chief executive officers of companies within the comparator group. The Compensation Committee believes that Mr. Mittelstaedt’s competitive compensation package is important to reward, motivate and retain him as a highly valued chief executive whose leadership and strategic vision have helped create significant value for stockholders since our inception.

Role of Independent Compensation Consultant; Comparison Group Compensation Data

The Compensation Committee periodically retains Pearl Meyer & Partners, or PM&P, a nationally known compensation consulting firm, to provide it with market data and information as to market practices and trends, to assess the competitiveness of the compensation we pay to our CEO and other executives, to compare the relative performance of the company against a comparator group of companies, to assist with the development of the Compensation Discussion and Analysis in the company’s proxy statement, and to provide analysis on the compensation of our non-employee directors. The Compensation Committee retains PM&P directly, supervises all work assignments performed by them, and reviews and approves all work invoices received for payment. PM&P has not performed any other service for the company. As required under Item 407(e)(3) of Regulation S-K, the Compensation Committee annually assesses whether the work of PM&P raised any conflict of interest. No conflict of interest was determined to exist with respect to PM&P’s services as a compensation consultant during the last fiscal year.

In fiscal 2014, the Compensation Committee independently retained PM&P to review and revise the company’s comparator group, which was last updated in 2011, and evaluate the competitiveness of our executive compensation program and pay practices against such group of companies and other relevant survey data (the “PM&P 2014 Executive Compensation Review”). The PM&P 2014 Executive Compensation Review compared base salary, target and actual total cash compensation, long term incentive opportunity, and actual and target Total Direct Compensation to market levels based on position as well as rank. The Compensation Committee periodically analyzes the compensation practices of a comparator group of companies to assess the company’s competitiveness. In doing so, it takes into account factors such as the relative size and financial performance of those companies and factors that differentiate us from them.

PM&P assembled a group of companies for the purpose of obtaining competitive data and, with input from management and the Compensation Committee’s approval, selected the following 14 companies for inclusion in the PM&P 2014 Executive Compensation Review:

• Cintas Corp.	• MSC Industrial Direct Co., Inc.
• Clean Harbors, Inc.	• Progressive Waste Solutions Ltd
• Covanta Holding Corp.	• Quanta Services, Inc.
• Fastenal Company	• Rollins Inc.
• Iron Mountain, Inc.	• Stericycle, Inc.
• JB Hunt Transport Services	• United Rentals
• Martin Marietta Materials, Inc.	• Vulcan Materials Company

The Compensation Committee selected the comparator group companies based on (i) organization size, with financial characteristics such as revenue, free cash flow, capital expenditures, EBITDA or enterprise value similar to those of Waste Connections, and (ii) industry, including companies in the environmental, facilities and diversified support services, distribution and construction industries. To better align the comparator group and due to acquisitions completed or corporate ownership changes since 2011, the revised comparator group excludes four of 17 companies previously included in 2011 (Chicago Bridge & Iron Company; EnergySolutions, Inc.; LKQ Corporation; and RSC Holdings Inc.), with Fastenal Company newly added. Based on revenue and EBITDA for 2013 and enterprise value as of June 30, 2014, Waste Connections was positioned at the 15th percentile, 56th percentile and 51st percentile, respectively, of the comparator group for the PM&P 2014 Executive Compensation Review. Two solid waste services companies and direct competitors of Waste Connections, Republic Services, Inc. and Waste Management, Inc., were excluded from the comparator group of companies as their size generally exceeded the desired parameters. However, as direct competitors, the Compensation Committee reviewed those companies’ overall pay practices for their respective executive management teams.

In addition to publicly available proxy statement information for the comparator group companies, PM&P also incorporated four sources of general industry survey data: the Towers Watson 2013 Top Management Compensation Survey and three PM&P confidential/proprietary general industry surveys, for compensation practices for companies with revenue ranging from $1 billion to $5 billion. The Compensation Committee was not aware of the participating companies in the general industry surveys and reviewed the data in a summarized fashion. Using a weighted average of 50% for the comparator group data and 50% for the general industry survey data, PM&P then calculated market consensus data for each NEO position by “matching” each of our NEO positions, based on PM&P’s understanding of the position’s primary duties and responsibilities, to a similar position within PM&P’s market consensus data.

The PM&P 2014 Executive Compensation Review concluded that target Total Direct Compensation for each of our NEOs was aligned with the 60th percentile of the PM&P market consensus data for target pay, consistent with our compensation philosophy.

Elements of Compensation

The Compensation Committee believes that a significant portion of the compensation of our NEOs should be aligned with our stockholders’ interests and directly linked to performance. While the percentage of our NEOs’ total compensation that is comprised by each component of our pay mix (base salary, performance bonuses, and equity-based compensation) is not specifically determined, the Compensation Committee generally targets performance bonuses and equity-based compensation for our NEOs to constitute between 70% and 80% of Total Direct Compensation should annual performance targets be attained, which is consistent with market consensus data provided by PM&P. The Compensation Committee has complete discretion to determine compensation levels.

Base Salary.  Our compensation program includes base salaries to compensate executive officers for services rendered each year. Base salaries provide a secure base of compensation that is not dependent on our performance and is in an amount that recognizes the role and responsibility of each executive officer, as well as such executive’s experience, performance and contributions. We also believe this element is beneficial in attracting and retaining high-performing and experienced executives.

The Compensation Committee considers base salary increases for certain of our executives annually. In 2011, the PM&P study presented to the Compensation Committee showed that our executive officer base salaries fell below the 25th percentile of base salaries of similarly situated executives reported in the PM&P market consensus data. The Compensation Committee determined that, in order for us to remain competitive in attracting and retaining executive talent, executive officer base salaries should be adjusted to attain the Compensation Committee’s objective of aligning Total Direct Compensation with the 60th percentile of the PM&P market consensus data while continuing to provide the majority of compensation contingent on performance. To prevent large swings and to allow the Compensation Committee to take into account other factors such as performance and overall total compensation, the Compensation Committee determined to implement any potential adjustment over a period of three years. In line with this approach, the Compensation Committee approved the following base salaries for our NEOs in 2014:

Name	Annual Base Salary
Ronald J. Mittelstaedt	$969,000
Worthing F. Jackman	$500,000
Steven F. Bouck	$622,000
Darrell W. Chambliss	$456,000
James M. Little	$355,000

With the three-year plan for base salary adjustments completed, the Compensation Committee kept Messrs. Mittelstaedt and Bouck’s base salaries unchanged for 2015, and provided a 2.5% increase to the base salaries of the other NEOs.

Performance Bonuses.  Our compensation program includes a performance bonus to reward executive officers based on our performance and the individual executive’s contribution to that performance. Under our Management Incentive Compensation Program (the “MICP”), which is administered pursuant to our 2014 Incentive Award Plan, and which replaced our Amended and Restated Senior Management Incentive Plan in 2014, each participant has an opportunity to earn an annual performance bonus based on a targeted percentage of the participant’s annual base salary for the year. The objective of the annual performance bonus is to provide participants with an incentive to manage the company to achieve certain targeted levels of financial performance based on budgeted revenue each year. See “Management Incentive Compensation Program” section below for further discussion of the NEOs’ performance bonuses.

Equity-Based Compensation.  We believe that equity ownership in our company is important to tie the ultimate level of an executive officer’s compensation to the performance of our stock while creating an incentive for sustained growth and employee retention. Equity-based awards and creating superior stockholder returns are valued by our equity award recipients. That sense of value, when coupled with multi-year vesting periods, serves to enhance retention and corporate culture, both of which are instrumental to the future success of the company and the long-term interests of our stockholders.

Since 2007, the Compensation Committee has only granted restricted stock unit, or RSU, awards to our NEOs; no stock options have been granted to our NEOs since 2006. The Compensation Committee believes that the use of RSU awards reduces the overall compensation cost to us compared to the cost of granting options at levels intended to convey similar value, yet offers our NEOs a competitive and more stable level of equity-based compensation, providing them the opportunity to be owners of and to share in the success of the company. There are no ordinary dividends paid on outstanding RSUs during the vesting period. Upon vesting of the RSUs, the participant will receive shares of our common stock equal to the number of RSUs that vest. RSUs do not carry voting rights. In 2014, our annual RSU grants for our NEOs were authorized and made on February 13, 2014, and vest in equal increments annually over four years.

In 2014, the Compensation Committee introduced performance-based restricted stock unit, or PSU, awards with three-year (January 1, 2014 to December 31, 2016) performance-based metrics for vesting hurdles as an additional component of our equity-based compensation to further enhance the existing link between executive compensation and the company’s performance (the “2014 – 2016 PSUs”). At target, the 2014 – 2016 PSUs represent 25% of the annual RSU awards for each participant. Each participant has the opportunity to earn between 25% and 150% of the target number of shares subject to the 2014 – 2016 PSUs based on achievement of a return on invested capital, or ROIC, goal and an EBITA growth goal, each of which is weighted 50%. The Compensation Committee selected these metrics because it believes they are critical drivers of sustained value creation over the longer term. At the end of the performance period, the Compensation Committee will certify the performance results and percentage payout, as well as the resulting final number of PSUs earned by each participant. There are no dividends paid on outstanding PSUs during the vesting period, but dividend equivalents on the number of PSUs that ultimately vest will accumulate and a dividend equivalent payment will be payable to each participant on the settlement date without interest. Upon vesting of the PSUs, in addition to receiving the number of shares of common stock determined according to the payout calculation, the participant will receive a cash dividend equal in value to the total dividends that would have been paid on the number of shares of common stock that vest. PSUs do not carry voting rights. The 2014 – 2016 PSU grants for our NEOs were made on March 18, 2014, subject to the subsequent approval of our 2014 Incentive Award Plan by our stockholders in May 2014.

In 2015, the Compensation Committee further adjusted our equity compensation program, commencing with the 2015 annual RSU awards, by introducing a performance-based metric that the company must meet before annual RSU awards granted to our executive officers may be earned, with such grants then subject to a multi-year time-based vesting period. See “Equity-Based Compensation” section below for further discussion of the NEOs’ equity-based compensation.

Management Incentive Compensation Program

Under the MICP, executive officers of the company, including NEOs, are eligible to receive performance bonus payments and equity-based compensation. In 2014, each participant had the opportunity to earn up to 200% (Messrs. Mittelstaedt, Jackman, Bouck and Chambliss) or 150% (Mr. Little) of such person’s targeted performance bonus based on our achievement of certain targeted levels of financial performance established by the Compensation Committee and based on recommendations of the Chief Executive Officer. Each targeted performance goal is weighted in order to calculate an overall percentage achievement against targeted performance goals; the resulting percentage is then used as a multiplier to determine the annual performance bonus earned.

The performance goals for 2014, which the Compensation Committee adopted in March 2014, were measured against achievement of targeted levels of: (1) EBITDA, weighted at 20%; (2) operating income, or EBIT, weighted at 20%; (3) operating income as a percentage of revenue, or EBIT Margin, weighted at 30%; and (4) net cash provided by operating activities as a percentage of revenue, or CFFO Margin, weighted at 30%. Because the operating budget adopted by the Board of Directors is a compilation of stretch goals set for each operating location, the targeted performance goals reflect a percentage or factor of the final budget, consistent with the prior year, as set forth below:

	Original 2014 Budget	2014 Factor	2014 Targeted Performance Goal
EBITDA	$710.5M	96.0%	$682.1M
EBIT	$457.9M	96.0%	$439.6M
EBIT Margin	22.6%	N/A	21.7%
CFFO Margin	26.0%	97.0%	25.2%

The Compensation Committee establishes targeted performance goals at levels that are intended to be difficult but attainable. For example in 2012 and 2013, we achieved a weighted-average of 100.6% and 99.2%, respectively, of targeted performance goals.

Under the terms of the MICP, the Compensation Committee, in its complete and sole discretion, may adjust the targeted performance goals if an acquisition, significant new contract or extraordinary event results in a significant impact relative to the goals in order to take account of the impact of that acquisition, contract or event. For these purposes, the Compensation Committee determines operating income, or EBIT, by adjusting for any gains or losses on disposal of assets, and determines EBITDA by adding depreciation and amortization to operating income. The Compensation Committee chose these measures of performance because they are widely used by investors as valuation measures in the solid waste industry and because the targeted goals encourage improving free cash flow and returns on invested capital.

For 2014 and consistent with the prior year, the target bonuses were set at 115% of the Chief Executive Officer’s base salary, 75% of the base salary of the President, Chief Financial Officer and Chief Operating Officer, and 50% of the base salary of the Senior Vice President — Engineering and Disposal, and a multiplier was used so that if the company achieved 100% of its target, the participants would receive 100% of their performance bonuses. The multiplier may result in the participants being paid a greater or lesser percentage of their targeted performance bonuses (from 200% to 0%), based on their position, the portion of their bonus linked to the target and whether the company’s performance is greater or less than 100% of the target, in accordance with the following sliding scale, with interpolation to the extent achievement is between listed achievement:

% Target Achievement	Target % Multiplier	Bonus as % of Base Salary		Target % Multiplier	Bonus as % of Base Salary
		CEO	President, CFO and COO		SVP
105% or Higher	200%	230%	150%	150%	66%
104%	180%	207%	135%	140%	63%
103%	160%	184%	120%	130%	60%
102%	140%	161%	105%	120%	57%
101%	120%	138%	90%	110%	53%
100%	100%	115%	75%	100%	50%
99%	80%	92%	60%	90%	47%
98%	60%	69%	45%	80%	44%
97%	40%	46%	30%	70%	40%
96%	20%	23%	15%	60%	37%
95%	0%	0%	0%	50%	34%

Payments under this program are contingent on continued employment at the time of payout, subject to the terms of any applicable employment agreements.

2014 Adjusted Target Goals and Results

In February 2015, the Compensation Committee adjusted the targets and results for 2014 to reflect the impact of certain acquisition-related items and loss on disposal of assets. Based on the calculations, the company achieved a weighted-average of 103.5% of our NEOs’ targeted performance goals in 2014 compared to 99.2% in 2013. Adjusted targeted performance goals and adjusted results and corresponding target percentages for 2014 were as follows:

	Adjusted Target(1)	Actual Results(1)	Actual Results as % of Target	Weighting	Target Achievement
EBITDA	$683.9M	$713.5M	104.3%	20%	20.9%
EBIT	$438.2M	$455.5M	103.9%	20%	20.8%
EBIT Margin	21.4%	21.9%	102.2%	30%	30.6%
CFFO Margin	25.2%	26.2%	104.0%	30%	31.2%
Overall Achievement					103.5%

(1)	The Compensation Committee adjusted the targets and results for 2014 to reflect the impact of certain acquisition-related items and loss on disposal of assets.

For 2014, actual annual performance bonuses as a percentage of each participant’s annual base salary were as follows:

Name	Actual Bonus % of Base Salary
Ronald J. Mittelstaedt	195.5%
Worthing F. Jackman	127.5%
Steven F. Bouck	127.5%
Darrell W. Chambliss	127.5%
James M. Little	62.5%

Actual annual incentive bonus amounts earned by the NEOs for 2014 under the MICP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

In lieu of paying an annual performance bonus in cash, the Compensation Committee, in its complete and sole discretion, may choose to pay the annual performance bonus in restricted stock units issued under our 2014 Incentive Award Plan or any succeeding plan we adopt. All 2014 bonuses paid pursuant to the MICP were paid in cash.

On February 4, 2015, the Compensation Committee approved our 2015 MICP under our 2014 Incentive Award Plan, which is substantially similar to the 2014 MICP.

Exercise of Discretion in Executive Compensation Decisions

As a risk mitigation provision, the Compensation Committee has complete discretion to withhold payment pursuant to any of our incentive compensation plans irrespective of whether we or our NEOs have successfully met the goals set under these plans. The Compensation Committee did not apply this negative discretion under our incentive compensation plans with respect to the NEOs during 2014.

Equity-Based Compensation

Restricted Stock Units.  Each year, the Compensation Committee, after consultation with the CEO, assesses the performance of both the company and each of the NEOs during the most recently completed fiscal year. Based on the subjective determination of the Compensation Committee regarding the prior year’s performance as well as the impact potential equity awards have on the objectives to maintain total market competitiveness related to the comparator group and to create an incentive for sustained growth and employee retention for each NEO, each participant receives an annual long-term incentive grant of restricted stock units, or RSUs, pursuant to the MICP and under the 2014 Incentive Award Plan. Such RSUs are subject to a four-year vesting schedule approved by the Compensation Committee. While market competitiveness is an overall guideline, individual target opportunities may vary based on the Compensation Committee’s consideration of other factors, as discussed above. The size of the RSU grant is targeted at approximately 200% of current base salary for Mr. Mittelstaedt, 150% of current base salary for Messrs. Jackman, Bouck and Chambliss, and 125% of current base salary for Mr. Little, each in line with the targeted value of such RSUs in 2013. For 2014, the size of the RSU grant for Mr. Mittelstaedt was approximately 204% of his base salary, the size of the RSU grant for Messrs. Jackman, Bouck and Chambliss was approximately 153% of their respective base salaries, and the size of the RSU grant for Mr. Little was approximately 128% of his base salary. See the “Grant of Plan Based Awards in Fiscal Year 2014” table for the amount of equity awards granted to each of the NEOs in 2014.

Performance-Based Restricted Stock Units.  To add an additional pay for performance component to the current NEO compensation opportunities, on March 18, 2014, the Compensation Committee approved grants of performance-based restricted stock unit awards to each NEO with a three-year performance period. Performance is measured against two goals, each of which is weighted 50%: the compound annual growth rate of return on invested capital, or ROIC, and the compound annual growth rate of operating income before amortization expense, or EBITA. Each participant has the opportunity to earn between 25% and 150% of the target number of shares subject to the 2014 – 2016 PSUs based on the company’s achievement of the goals during the performance period. For the portion of the award based on growth in ROIC, achievement of 75% of the ROIC goal will result in delivery of 25% of the targeted number of shares, and 125% of ROIC goal achievement will result in delivery of 150% of the targeted number of shares. For the portion of the award based on EBITA performance, achievement of 83.3% of the EBITA growth goal will result in delivery of 25% of the targeted number of shares and achievement of 133.3% of the EBITA growth goal will result in delivery of 150% of the targeted number of shares. Award levels are interpolated between threshold and target and target and maximum performance goals. Performance below the threshold level will result in no awards delivered for that portion of the award. The target number of shares for the 2014 – 2016 PSUs is equal to 25% of each participant’s 2014 annual RSU grant. The 2014 – 2016 PSUs will vest, if at all, within 15 business days following the date on which the determination by the Compensation Committee is made with respect to the achievement of the performance goals, but in no event shall the vesting date be later than March 15, 2017.

Performance goals for the three-year performance period are recommended by management based on the company’s historical performance, current projections and trends, and are established during the first quarter of the performance period. The Compensation Committee reviews management’s recommendations (including a discussion of associated risks), determines appropriate revisions, and once satisfied with the degree of difficulty associated with goal achievement, approves the goals for each performance period. As a general rule, the Compensation Committee seeks to establish goals such that the likelihood of missing the target goal is at least as high as the likelihood of achieving the target goal based on reasonable assumptions and projections at the time of grant.

Stock Ownership Guidelines

To further align management and stockholder interests and discourage inappropriate or excessive risk-taking, our Compensation Committee has established stock ownership guidelines for our executive officers. The current minimum ownership thresholds are as follows:

•	For the Chief Executive Officer, five times such participant’s base salary;
•	For the President, four times such participant’s base salary;
•	For Executive Vice Presidents, three times each such participant’s base salary;
•	For Senior Vice Presidents, two times each such participant’s base salary; and
•	For Vice Presidents, one times each such participant’s base salary.

Once an executive officer has acquired a number of company shares that satisfies the ownership multiple then applicable to him or her, such number of shares then becomes his or her minimum ownership requirement (even if the officer’s salary increases or the fair market value of such shares subsequently changes) until he or she is promoted to a higher level. Notwithstanding the foregoing, once an individual is determined to be in compliance with the ownership guidelines as of the assessment date, he or she shall be deemed to remain in compliance, regardless of any subsequent stock price fluctuations, as long as such individual maintains ownership of at least the same number of shares as that required as of the assessment date for which he or she was previously compliant.

Each executive officer is expected to attain the applicable stock ownership threshold under the guidelines within five years following the later of (i) the first annual assessment with respect to such individual or (ii) the first annual compliance assessment at which a higher stock ownership multiple becomes applicable to such individual (due to a promotion or otherwise). The five-year phase-in period is intended to permit gradual accumulation of the incremental ownership associated with a new or higher multiple. For purposes of the calculation, shares deemed “beneficially owned” by the executive officer within the meaning of the rules of the SEC, as well as shares of restricted stock or RSUs subject to time-based vesting held by an executive officer, and vested or time-based unvested RSUs or resulting shares deposited into a deferred compensation plan or arrangement, are included in the calculation of the amount of such individual’s ownership.

As of the date of this proxy statement, all of our executive officers exceeded the requirements of our stock ownership guidelines.

Timing of Equity Awards

The Compensation Committee generally makes company-wide annual grants of equity-based compensation to our executive officers and other employees in late January or in February following the public release of year-end financial results and outlook for the upcoming year. This timing coincides with a number of events that make that timing optimum from the Compensation Committee’s standpoint: first, the Compensation Committee has available financial results from the previous year; and second, making the grants at this time allows management to notify employees of the amount of their annual grant award at or around the same time that management notifies employees of the amount of their cash performance bonus with respect to the previous year, which we typically pay in February.

Anti-Hedging/Pledging Policy

We have adopted a policy which prohibits executive officers and directors from engaging in transactions designed to hedge against the economic risks associated with an investment in our common stock or pledging our common stock in a margin account. These individuals may not engage in the purchase or sale of put and call options, short sales and other hedging transactions designed to minimize the risk of owning our common stock. In addition, these individuals may not pledge shares of our common stock as collateral for a margin account.

Other Benefits

We provide certain limited benefits to our employees, including the NEOs, to fulfill particular business purposes. In general, these benefits make up a very small percentage of total compensation for the NEOs.

401(k) Plan.  The NEOs are entitled to participate in a company-sponsored 401(k) profit sharing plan on the same terms as all employees. We make matching contributions of 50% of every dollar of a participating employee’s pre-tax and Roth contributions until the employee’s contributions equal six percent of the employee’s eligible compensation, subject to certain limitations imposed by the IRC. Employees are eligible to participate in the 401(k) plan beginning on the first day of the month following completion of sixty days of employment. Our matching contributions vest over four years.

Deferred Compensation Plan.  We provide NEOs and certain other highly compensated employees the opportunity to defer receiving income until after they terminate their employment. This benefit offers tax advantages to eligible executives, permitting them to defer payment of their compensation and defer taxation on that compensation until after termination. We put the plan in place to mitigate the impact of our officers and other highly compensated employees being unable to make the maximum contribution permitted under the 401(k) plan due to certain limitations imposed by the IRC. We make a matching contribution of 50% of every dollar of a participating employee’s pre-tax eligible contributions until the employee’s contributions equal six percent of the employee’s eligible compensation, less the amount of any match we make on behalf of the employee under the company-sponsored 401(k) plan, and subject to certain deferral limitations imposed by the IRC on 401(k) plans, except that our matching contributions are 100% vested when made. The deferred compensation plan is described under the heading “Nonqualified Deferred Compensation in Fiscal Year 2014.”

Other.  We also offer a number of benefits to the NEOs pursuant to benefit programs that provide for broad-based employee participation. In addition to the 401(k) plan described above, the benefits include medical, prescription drugs, dental and vision insurance, long-term disability insurance, life and accidental death and dismemberment insurance, health and dependent flexible spending accounts, a cafeteria plan and employee assistance benefits. These generally available benefits do not specifically factor into decisions regarding an individual executive’s total compensation or equity-based compensation package. These benefits are designed to help us attract and retain employees as we compete for talented individuals in the marketplace, where such benefits are commonly offered. We also offer limited additional benefits to select employees, such as reimbursement of certain club dues and personal use of a private aircraft.

Clawback Provisions

We currently maintain numerous risk mitigating provisions in our compensation arrangements for the NEOs, which are described under the heading “Compensation Risk Assessment.” Examples include: the Compensation Committee’s negative discretion to reduce annual incentive awards to zero, RSU grants which are determined based on the company’s and the recipient’s performance, PSU grants which require achievement of multiple pre-determined goals over a three-year period before vesting, anti-hedging/anti-pledging policies, and stock ownership requirements. As a result, we do not currently have a policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results beyond what is required under the Sarbanes-Oxley Act. Under those circumstances, the Compensation Committee would evaluate whether compensation adjustments are appropriate based upon the facts and circumstances surrounding the restatement. Under the Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the stock exchanges and the SEC have been directed to adopt rules that would require companies to adopt a policy to recover certain compensation in the event of a material accounting restatement. We expect to adopt a policy as required by the Dodd-Frank Act when final regulations have been provided by the SEC and the New York Stock Exchange.

Tax Deductibility Considerations

Section 162(m) of the IRC generally disallows an income tax deduction to publicly held corporations for compensation in excess of $1,000,000 paid for any fiscal year to the corporation’s “covered employees,” which is defined in Section 162(m) as the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee believes that, in establishing compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Compensation Committee may approve compensation that will not meet qualifying performance-based compensation requirements in order to assure appropriate levels of total compensation for the executive officers based on the company’s performance.

Severance and Change in Control Arrangements

The Compensation Committee believes that the company’s current and historic successes are due in large part to the leadership, skills and performance of the NEOs, and that it is critical to maintain the stability of the company by providing severance and change in control benefits in order to encourage NEO retention through a change in control. On February 13, 2012, we entered into a new Separation Benefits Plan and Employment Agreement with Mr. Mittelstaedt (the “CEO Separation Benefits Plan”), and a Separation Benefits Plan under which eligible executives, including our NEOs (other than Messrs. Mittelstaedt and Little) may receive certain severance and change in control benefits (the “NEO Separation Benefits Plan,” together with the CEO Separation Benefits Plan, the “Separation Benefits Plans”). The CEO Separation Benefits Plan superseded and replaced the employment agreement of Mr. Mittelstaedt, dated March 1, 2004, as amended, and the NEO Separation Benefits Plan and related participation letters superseded the employment agreements of Messrs. Jackman, Bouck, and Chambliss, dated as of April 11, 2003, October 1, 2004 and June 1, 2000, respectively. Mr. Little’s employment agreement, which was executed in September 1999, provides that Mr. Little may receive certain severance and change in control benefits. A summary of the terms of the Severance Benefits Plans and Mr. Little’s agreement regarding severance and change in control are described below under “Potential Payments Upon Termination or Change in Control.”

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K. Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be incorporated into both our Annual Report on Form 10-K and Proxy Statement on Schedule 14A for the fiscal year ended December 31, 2014.

This report is submitted on behalf of the Compensation Committee.

William J. Razzouk, Chairman
Edward E. “Ned” Guillet
Michael W. Harlan

COMPENSATION RISK ASSESSMENT

We believe our compensation policies and practices do not present any risk that is reasonably likely to have a material adverse effect on the company. We believe our approach to setting performance targets, evaluating performance, and establishing payouts does not promote excessive risk-taking. We believe that the components of our pay mix — base salary, annual cash incentive bonuses, and long-term equity grants — appropriately balance near-term performance improvement with sustainable long-term value creation.

We considered the following elements of our compensation policies and practices when evaluating whether such policies and practices encourage our employees to take unreasonable risks:

•	annual performance targets are established by each operating location and region and on a company-wide basis to encourage decision-making that is in the best long-term interests of both the company and our stockholders;
•	we adjust performance targets to exclude the benefit or detriment of extraordinary events to ensure our employees are compensated on results within their control or influence;
•	we adjust performance targets to include certain acquisitions and new contracts not reflected in the originally approved operating budget in order to achieve targeted returns on deployed capital;
•	the use of four performance metrics in our annual cash performance bonus plan mitigates the incentive to overperform with respect to any particular financial metric at the expense of other financial metrics;
•	we set annual performance goals to avoid targets that, if not achieved, result in a large percentage loss of compensation;
•	payouts under our performance-based plans remain at the discretion of our Board of Directors and may be reduced even if targeted performance levels are achieved;
•	payouts under our performance-based plans can result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach;
•	our NEOs receive annual cash incentive bonus awards only if cash incentive bonus awards payable to other employees have been made;
•	we use restricted stock units rather than stock options for equity awards because restricted stock units retain value even in a depressed market so that recipient employees are less likely to take unreasonable risks to get, or keep, options “in-the-money”;
•	equity-based compensation with time-based vesting over four years accounts for a time horizon of risk and ensures that participating employee interests are aligned with the long-term interests of our stockholders;
•	stock ownership guidelines require members of our Board of Directors and our executive officers to maintain certain ownership levels in our common stock, which aligns a portion of their personal wealth to the long-term performance of the company;
•	we have adopted a policy which prohibits members of our Board of Directors and our executive officers from engaging in transactions designed to hedge against the economic risks associated with an investment in our common stock or pledging our common stock in a margin account; and
•	our Compensation Committee periodically utilizes an independent compensation consultant that performs no other services for the company.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of our NEOs (other than Mr. Little) in 2014, 2013 and 2012. The table summarizes the total compensation earned by Mr. Little in 2014 and 2013, as 2013 was the first year in which he was deemed an NEO.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Ronald J. Mittelstaedt Chief Executive Officer and Chairman	2014	950,692	—	2,490,468	1,894,395	—	49,878	5,385,433
	2013	828,050	—	1,681,572	804,678	—	68,643	3,382,943
	2012	716,001	—	3,230,044	923,305	—	111,122	4,980,472
Worthing F. Jackman Executive Vice President and Chief Financial Officer	2014	491,654	—	963,811	637,500	—	22,298	2,115,263
	2013	436,392	—	771,596	275,940	—	38,446	1,522,374
	2012	400,001	—	947,524	336,400	—	245,692	1,929,617
Steven F. Bouck President	2014	612,039	—	1,198,651	793,050	—	14,471	2,618,211
	2013	545,250	—	830,688	345,240	—	24,668	1,745,846
	2012	482,999	—	1,120,506	406,203	—	144,313	2,154,021
Darrell W. Chambliss Executive Vice President and Chief Operating Officer	2014	451,423	—	878,955	581,400	—	11,747	1,923,525
	2013	420,688	—	639,676	265,860	—	12,650	1,338,874
	2012	390,999	—	934,031	328,831	—	10,725	1,664,586
James M. Little Senior Vice President – Engineering and Disposal(1)	2014	352,308	—	572,513	221,875	—	25,112	1,171,808
	2013	330,423	170,000	430,508	—	—	24,279	955,210

(1)	2013 was the first year in which Mr. Little was an NEO.
(2)	Amounts shown reflect salary earned by the NEOs for each year indicated and reflect increases that the NEOs received on February 1, 2014.
(3)	Stock awards consist of (i) restricted stock units granted under our Third Amended and Restated 2004 Equity Incentive Plan, and (ii) performance-based restricted stock units, or PSUs, granted under our 2014 Incentive Award Plan. Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the grant date fair value of the 2014 awards computed in accordance with generally accepted accounting principles, excluding estimates of forfeitures related to service-based vesting conditions. A discussion of the value of stock awards is set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 10, 2015. The table below sets forth the details of the components that make up the fiscal year 2014 stock awards for our NEOs. Annual RSU awards vest in four substantially equal annual installments beginning on the first anniversary of the grant date. The values of the PSU awards in the table below, at their targeted and maximum levels, are based on the full number of shares for which performance goals were established in fiscal year 2014 under the awards made on March 18, 2014, which are scheduled to vest in February 2017.

	Components of Annual Stock Awards		Additional Information
Name	Value of Restricted Stock Units ($)	Value of Performance-Based Restricted Stock Units – Targeted ($)	Value of Performance-Based Restricted Stock Units – Maximum ($)
Ronald J. Mittelstaedt	1,990,535	499,933	749,900
Worthing F. Jackman	770,344	193,467	290,223
Steven F. Bouck	958,035	240,616	360,946
Darrell W. Chambliss	702,521	176,434	264,673
James M. Little	457,583	114,930	172,395
(4)	Amounts shown for 2014 reflect annual incentive bonus awards earned by the NEOs under our MICP, which is discussed elsewhere in this proxy statement, under “Compensation Discussion and Analysis.” The amounts shown for 2014 were paid on February 20, 2015.
(5)	We make available for business use to our NEOs and other employees a private aircraft. Our general policy is not to permit employees, including the NEOs, to use the aircraft for purely personal use. Occasionally, employees or their relatives or spouses, including relatives or spouses of the NEOs, may derive personal benefit from travel on our aircraft incidental to a business function, such as when an NEO’s spouse accompanies the officer to the location of an event the officer is attending for business purposes. For purposes of our Summary Compensation Table, we value the compensatory benefit to the officer at the incremental cost to us of conferring the benefit, which consists of additional catering and fuel expenses. In the example given, the incremental cost would be nominal because the aircraft would have been used to travel to the event, and the basic costs of the trip would have been incurred, whether or not the NEO’s spouse accompanied the officer on the trip. However, on the rare occasions when we permit an employee to use the aircraft for purely personal use, we value the compensation benefit to such employee (including NEOs) at the incremental cost to us of conferring the benefit, which consists of the average weighted fuel expenses, catering expenses, trip-related crew expenses, landing fees and trip-related hangar/parking costs. Since our aircraft is used primarily for business travel, the valuation excludes the fixed costs that do not change based on usage, such as pilots’ compensation, the lease expense of the aircraft and the cost of maintenance. Our valuation of personal use of aircraft as set forth in this proxy statement is calculated in accordance with SEC guidance, which may not be the same as valuation under applicable tax regulations.

In 2014, All Other Compensation paid to our NEOs consisted of the following amounts:

Name	Matching Contributions to 401(k) ($)	Company Contributions Under Nonqualified Deferred Compensation Plan ($)	Life Insurance Premiums Paid by Company(1) ($)	Professional Association Dues ($)	Club Dues ($)	Personal Use of Corporate Aircraft Incidental to Business Function ($)	Purely Personal Use of Corporate Aircraft ($)	Total All “Other” Compensation ($)
Ronald J. Mittelstaedt	—	8,750	1,842	—	11,626	689	26,971	49,878
Worthing F. Jackman	—	8,750	1,740	—	11,626	182	—	22,298
Steven F. Bouck	4,050	4,700	2,682	434	2,276	329	—	14,471
Darrell W. Chambliss	5,350	3,400	2,997	—	—	—	—	11,747
James M. Little	5,350	3,400	4,736	—	11,626	—	—	25,112

(1)	Amounts shown are paid by the company in connection with life insurance policies made available to all participants in our Nonqualified Deferred Compensation Plan, including the NEOs.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2014

The following table summarizes the amount of awards under the MICP and equity awards granted in 2014 for each of the NEOs.

Name	Award Type(1)	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald J. Mittelstaedt	RSU	2/13/14	—	—	—	—	—	—	45,550	1,990,535
	PSU	3/18/14	—	—	—	2,847	11,388	17,082	—	499,933	(6)
	MICP	—	222,870	1,114,350	2,228,700	—	—	—	—	—
Worthing F. Jackman	RSU	2/13/14	—	—	—	—	—	—	17,628	770,344
	PSU	3/18/14	—	—	—	1,102	4,407	6,611	—	193,467	(6)
	MICP	—	75,000	375,000	750,000	—	—	—	—	—
Steven F. Bouck	RSU	2/13/14	—	—	—	—	—	—	21,923	958,035
	PSU	3/18/14				1,370	5,481	8,222	—	240,616	(6)
	MICP	—	93,300	466,500	933,000	—	—	—	—	—
Darrell W. Chambliss	RSU	2/13/14	—	—	—	—	—	—	16,076	702,521
	PSU	3/18/14	—	—	—	1,005	4,019	6,029	—	176,434	(6)
	MICP	—	68,400	342,000	684,000	—	—	—	—	—
James M. Little	RSU	2/13/14	—	—	—	—	—	—	10,471	457,583
	PSU	3/18/14	—	—	—	655	2,618	3,927	—	114,930	(6)
	MICP	—	88,750	177,500	266,250	—	—	—	—	—

(1)	RSU refers to restricted stock units granted under our Third Amended and Restated 2004 Equity Incentive Plan. PSU refers to performance-based restricted stock units granted under our 2014 Incentive Award Plan. MICP refers to cash awards made pursuant to our Management Incentive Compensation Program, which is administered pursuant to our 2014 Incentive Award Plan.
(2)	The target incentive amounts shown in this column reflect our annual incentive bonus plan awards under the MICP and represent the target awards pre-established as a percentage of salary. The maximum is the greatest payout which can be made if the pre-established maximum performance level is met or exceeded. Actual annual incentive bonus amounts earned by the NEOs for 2014 under the MICP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(3)	Represents the range of possible awards of performance shares upon the vesting of PSUs granted in fiscal year 2014 under our 2014 Incentive Award Plan. Awards are capped at the maximum, and no awards will vest unless the pre-established threshold performance level is met or exceeded. See “Equity-Based Compensation — Compensation Discussion and Analysis” for more information regarding PSU awards.
(4)	Stock awards consist of restricted stock units granted under our Third Amended and Restated 2004 Equity Incentive Plan on February 12, 2014. The units vest in equal, annual installments over the four-year period following the date of grant, beginning on the first anniversary of the date of grant.
(5)	The value of a stock award is based on the fair value as of the grant date of such award computed in accordance with generally accepted accounting principles, excluding estimates of forfeitures related to service-based vesting conditions. A discussion of the value of stock awards is set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 10, 2015.
(6)	Represents the value of PSUs based on the expected outcome as of the date of grant. This result is based on (i) achieving the target level of a return on invested capital, or ROIC; and (ii) achieving the target level of an EBITA growth goal, each of which is weighted 50%.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The following table summarizes restricted stock units that have not vested and related information for each of our NEOs as of December 31, 2014.

			Stock Awards
Name	Award Type(1)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)
Ronald J. Mittelstaedt	RSU	02/11/11	11,290	(2)	496,647	—	—
	RSU	02/10/12	19,537	(3)	859,433	—	—
	RSU	02/25/13	37,094	(4)	1,631,766	—	—
	RSU	02/13/14	45,550	(5)	2,003,745	—	—
	PSU	03/18/14	—		—	11,388	500,958
Worthing F. Jackman	RSU	02/11/11	5,054	(2)	222,325	—	—
	RSU	02/10/12	8,696	(3)	382,537	—	—
	RSU	02/25/13	17,021	(4)	748,754	—	—
	RSU	02/13/14	17,628	(5)	775,456	—	—
	PSU	03/18/14	—		—	4,407	193,864
Steven F. Bouck	RSU	02/11/11	5,903	(2)	259,673	—	—
	RSU	02/10/12	10,126	(3)	445,443	—	—
	RSU	02/25/13	18,324	(4)	806,073	—	—
	RSU	02/13/14	21,923	(5)	964,393	—	—
	PSU	03/18/14	—		—	5,481	241,109
Darrell W. Chambliss	RSU	02/11/11	5,031	(2)	221,314	—	—
	RSU	02/10/12	8,625	(3)	379,414	—	—
	RSU	02/25/13	14,111	(4)	620,743	—	—
	RSU	02/13/14	16,076	(5)	707,183	—	—
	PSU	03/18/14	—		—	4,019	176,796
James M. Little	RSU	02/11/11	3,009	(2)	132,366	—	—
	RSU	02/10/12	5,766	(3)	253,646	—	—
	RSU	02/25/13	9,497	(4)	417,773	—	—
	RSU	02/13/14	10,471	(5)	460,619	—	—
	PSU	03/18/14	—		—	2,618	115,166

(1)	RSU refers to restricted stock units granted under our Third Amended and Restated 2004 Equity Incentive Plan.

PSU refers to performance-based restricted stock units granted under our 2014 Incentive Award Plan.

(2)	The RSUs vest in equal installments on each of the first four anniversaries of the grant date of February 11, 2011.
(3)	The RSUs vest in equal installments on each of the first four anniversaries of the grant date of February 10, 2012.
(4)	The RSUs vest in equal installments on each of the first four anniversaries of the grant date of February 25, 2013.
(5)	The RSUs vest in equal installments on each of the first four anniversaries of the grant date of February 13, 2014.

(6)	Based on the closing price of our common stock of $43.99 on the New York Stock Exchange on December 31, 2014, the last trading day of the 2014 fiscal year.
(7)	Represents unearned shares under the PSU awards made in March 2014. Based on guidance provided by the SEC, the targeted potential number of shares for such grants has been assumed. The amounts shown include the full award for the performance period ending on December 31, 2016. The PSUs will vest, if at all, within 15 business days following the date on which the determination by the Compensation Committee is made with respect to the achievement of the performance goals, but in no event shall the vesting date be later than March 15, 2017.

STOCK VESTED IN FISCAL YEAR 2014

The following table summarizes each vesting of restricted stock units and related information for each of our NEOs on an aggregated basis during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald J. Mittelstaedt	37,221	2,375,219
Worthing F. Jackman	21,794	1,126,672
Steven F. Bouck	22,344	1,328,978
Darrell W. Chambliss	18,740	1,121,689
James M. Little	11,589	685,994

PENSION BENEFITS IN FISCAL YEAR 2014

We do not sponsor any qualified or non-qualified defined benefit plans for any of our executive officers, including the NEOs.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2014

The following table summarizes the participation of our NEOs during 2014 in our Nonqualified Deferred Compensation Plan, which is our only plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Ronald J. Mittelstaedt	1,071,514	8,750	108,208	—	9,644,354
Worthing F. Jackman	446,940	8,750	47,125	(38,055)	1,356,801
Steven F. Bouck	206,316	4,700	6,127	—	1,928,256
Darrell W. Chambliss	329,927	3,400	86,865	—	2,034,698
James M. Little	108,230	3,400	8,452	—	381,004

(1)	Amounts in these columns represent base salary, cash performance bonus and/or restricted stock unit grants each NEO elected to defer and our annual matching contributions in lieu of matching contributions under our 401(k) plan. Contributions by an NEO are reported in the Summary Compensation Table under “Salary”, “Bonus” and/or “Non-Equity Incentive Plan Compensation” and matching contributions we make to an NEO’s account are reported in the Summary Compensation Table under “All Other Compensation.”
(2)	Amounts in this column are not included in any other amounts disclosed in this proxy statement, as the amounts are not preferential earnings. Instead, earnings disclosed are determined by reference to the returns on one or more select mutual funds, as determined by the participant, that are also available for investment by the general public, or with regard to restricted stock units deferred into our Nonqualified Deferred Compensation Plan, our common stock.

(3)	Amounts shown in this column include the following amounts that were reported as compensation to the NEO in the Summary Compensation Table in our previous proxy statements:
•	For Mr. Mittelstaedt, a total of $6,035,085 was reported (2005 to 2014);
•	For Mr. Jackman, a total of $781,544 was reported (2005 to 2014);
•	For Mr. Bouck, a total of $1,369,232 was reported (2005 to 2014);
•	For Mr. Chambliss, a total of $1,092,510 was reported (2005 to 2014); and
•	For Mr. Little, a total of $130,851 was reported (2013 to 2014). 2013 was the first year in which Mr. Little was an NEO.

The NEOs and certain other highly compensated employees are entitled to participate in the Nonqualified Deferred Compensation Plan, which we put in place to mitigate the impact of our officers and other highly compensated employees being unable to make the maximum contribution permitted under the 401(k) plan due to certain limitations imposed by the IRC. The Nonqualified Deferred Compensation Plan allows an eligible employee to voluntarily defer receipt of up to 80% of the employee’s base salary, and up to 100% of bonuses and commissions and, if permitted, restricted stock unit grants. We make a matching contribution of 50% of every dollar of a participating employee’s pre-tax eligible contributions until the employee’s contributions equal six percent of the employee’s eligible compensation, less the amount of any match we make on behalf of the employee under the company-sponsored 401(k) plan, and subject to certain deferral limitations imposed by the IRC on 401(k) plans, except that our matching contributions are 100% vested when made. Except for restricted stock units that are deferred, the company also credits an amount reflecting a deemed return to each participant’s deferred compensation account periodically, based on the returns of various mutual funds or measurement funds selected by the participant. Restricted stock units that are deferred are credited as shares of company common stock, which had a 2014 annual rate of return of 1.9%. The earnings on an employee’s deferred compensation may exceed or fall short of market rate returns, depending on the performance of the funds selected compared to the markets in general.

The investment options that are offered by our plan administrator and their annual rates of return for the calendar year ended December 31, 2014, are set forth in the following table.

Name of Investment Option	Rate of Return in 2014
Invesco Mid Cap Core Equity	4.43%
AllianceBern VPS Real Estate A	25.35%
American Funds IS International 2	-2.65%
Fidelity VIP Mid Cap Svc	6.20%
Franklin Rising Dividends Securities	8.72%
Franklin Small Cap Value Securities CI2	0.57%
M Capital Appreciation Fund	12.42%
Ivy Funds VIP High Income	1.90%
Janus Aspen Balanced Svc	8.24%
Janus Aspen Forty Svc	8.47%
Janus Aspen Overseas Svc	-12.10%
Janus Aspen Perkins Mid Cap Value Svc	8.44%
MFS Var Ins Tr II Intl Value SC	1.13%
MFS VIT Value – SC	10.20%
PIMCO VIT Real Return Admin	3.09%
PIMCO VIT Total Return Admin	4.27%
Pioneer Emerging Markets VCT I	-12.56%
Royce Capital Small-Cap Inv	3.24%
T. Rowe Price Limited Term Bond	0.64%
Van Eck VIP Tr Global Hard Assets I	-19.10%
Vanguard Var Ins Money Market	0.09%

Distributions from the Nonqualified Deferred Compensation Plan are automatically triggered by the occurrence of certain events. Upon termination of employment, a participant will receive a distribution from the plan in the form he previously selected — either in a lump sum or in annual installments over any period selected, up to fifteen years. Payments will commence within 60 days after the last day of the six-month period immediately following the termination date. If a participant becomes disabled, he will receive his entire account balance in a lump sum within 60 days of the date on which he became disabled. Upon the death of a participant during employment or while receiving his benefits under the plan following termination of employment, his unpaid account balance will be paid to his beneficiary in a lump sum within 60 days of the date the plan committee is notified of his death.

Participants also elect whether to receive a distribution of their entire account balance in a lump sum upon a change in control of our company, as defined in the plan, or whether to have their account balance remain in the plan after a change in control. In the absence of such an election, a participant will receive a distribution after a change in control occurs. Participants may also choose to receive lump sum distributions of all or a portion of their account balances upon optional, scheduled distribution dates or upon an unforeseeable financial emergency. Optional distribution dates must be a January 1 (March 1 for deferred restricted stock units) that is at least three years after the end of the plan year in which the deferral election is made. Optional distributions may be postponed, subject to certain conditions specified in the plan. Distributions upon an unforeseeable financial emergency are also subject to certain restrictions specified in the plan.

EQUITY COMPENSATION PLAN INFORMATION

The following is a summary of all of our equity compensation plans and individual arrangements that provide for the issuance of equity securities as compensation, as of December 31, 2014.

Equity Compensation Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Approved by stockholders(1)	1,343,010	(2)(3)	$15.45	(4)	3,133,024	(5)
Not approved by stockholders(7)	83,188	(6)	$31.60		—	(6)
Total	1,426,198		$26.63	(4)	3,133,024

(1)	Consists of: (a) 2014 Incentive Award Plan (the “2014 Plan”); (b) the Third Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”); and (c) the 2002 Senior Management Equity Incentive Plan (the “Senior Incentive Plan”).
(2)	Includes an aggregate of 1,299,466 restricted stock units.
(3)	While options granted under the Senior Incentive Plan remain outstanding, the term of the plan expired in 2012, and as a result no further awards may be granted under the plan.
(4)	Excludes restricted stock units.
(5)	The remaining 3,133,024 shares reserved for issuance under the 2014 Plan will be issuable upon the exercise of future stock option grants or pursuant to future restricted stock or restricted stock unit awards that vest upon the attainment of prescribed performance milestones or the completion of designated service periods. The Board of Directors unanimously adopted resolutions in 2014 approving the reduction of the shares available for future issuance under the 2004 Plan to zero, and as a result no further awards will be granted under the 2004 Plan.
(6)	While warrants granted under the 2002 Consultant Incentive Plan remain outstanding, the term of the plan expired in 2012, and as a result no further awards may be granted under the plan.
(7)	Consists of the 2002 Consultant Incentive Plan summarized below.

The material features of our 2002 Consultant Incentive Plan, which was not approved by stockholders, is described below.

2002 Consultant Incentive Plan

In 2002, our Board of Directors authorized the 2002 Consultant Incentive Plan, under which warrants to purchase our common stock were issuable to certain of our consultants. Warrants awarded under the Consultant Incentive Plan are subject to a vesting schedule set forth in each warrant agreement. Historically, warrants issued have been fully vested and exercisable at the date of grant. The Compensation Committee currently administers the 2002 Consultant Incentive Plan. All warrants granted under the plan have purchase prices per share at least equal to the fair market value of the underlying common stock on the date of grant. While warrants granted under plan remain outstanding, the term of the plan expired in 2012, and as a result no further awards may be granted under the plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Arrangements in Effect in 2014

Our NEOs are entitled to certain payments and benefits upon qualifying terminations of employment and, in certain cases, a change in control under the Separation Benefits Plans, the grant agreements under our 2014 Incentive Award Plan and the grant agreements under our Third Amended and Restated 2004 Equity Incentive Plan. The following discussion describes the terms of these payments and benefits and the circumstances in which they will be paid or provided.

CEO Separation Benefits Plan

Mr. Mittelstaedt is eligible to receive severance benefits and change in control payments pursuant to the CEO Separation Benefits Plan. Under the terms of the CEO Separation Benefits Plan, Mr. Mittelstaedt is entitled to receive, upon a termination by us without “cause” (as defined below), or resignation by Mr. Mittelstaedt for “good reason” (as defined below) prior to a change in control (as defined below) or upon a termination due to death or permanent disability: (i) a lump-sum cash payment equal to $7,500,000, payable on or within 60 days following the date of his termination; (ii) coverage under our group medical insurance of Mr. Mittelstaedt and his eligible dependents for three years following termination, provided that Mr. Mittelstaedt will be obligated to pay the company for the premiums for such coverage on an after-tax basis (the “Health Insurance Benefit”); (iii) accelerated vesting of all of Mr. Mittelstaedt’s outstanding but unvested time-based equity awards; (iv) a pro-rated portion of Mr. Mittelstaedt’s performance-based equity awards, following our determination of actual performance achievement following the end of the performance period; and (v) with respect to any outstanding stock options held by Mr. Mittelstaedt, an extended post-termination exercise period through the earlier of the fifth anniversary of Mr. Mittelstaedt’s date of termination or the expiration date of such stock options pursuant to their original terms.

Upon a termination by us without cause or resignation by Mr. Mittelstaedt for good reason within two years after a change in control, Mr. Mittelstaedt is entitled to receive a lump-sum cash payment equal to $7,500,000, payable on or within 60 days following the date of his termination and the Health Insurance Benefit. Further, the CEO Separation Benefits Plan includes a so-called “best pay” provision where payments and benefits provided on account of a change in control shall be made to Mr. Mittelstaedt in full or in such lesser amount as would result in no portion of the payments being subject to an excise tax under Section 280G and Section 4999 of the IRC, whichever of the foregoing amounts is greater on an after-tax basis.

In consideration of the severance benefits under the CEO Plan, Mr. Mittelstaedt must abide by certain restrictive covenants in the CEO Separation Benefits Plan, including a commitment by Mr. Mittelstaedt not to compete in restricted territory with our competitors and not to solicit our customers or employees (with a few limited exceptions with respect to certain of our executive officers) for 12 months following the date of Mr. Mittelstaedt’s termination of employment. Additionally, in the event of certain terminations of employment, Mr. Mittelstaedt is eligible to receive an amount equal to $7,000,000 in a lump sum on the first anniversary of the date of his termination if the company determines, in its discretion, to extend the post-termination restrictive covenant period from 12 months to 24 months after his termination of employment.

Separation Benefits Plan for Other NEOs (other than Mr. Little)

Our NEOs, other than Messrs. Mittelstaedt and Little, are eligible to receive certain separation benefits and change in control payments pursuant to the NEO Separation Benefits Plan. Under the terms of the NEO Separation Benefits Plan and their respective participation letter agreements under the NEO Separation Benefits Plan, each of Messrs. Bouck, Jackman and Chambliss are entitled to receive, upon a termination by us without “cause” or resignation by such NEO for “good reason” prior to a change in control: (i) a cash payment equal to $3,900,000 (for Mr. Bouck) or $3,300,000 (for each of Messrs. Jackman and Chambliss), payable one-third on the termination date and, provided that the applicable NEO has complied with the non-competition and non-solicitation provisions of the NEO Separation Benefits Plan, one-third on each of the first and second anniversaries of the termination date; (ii) full accelerated vesting of the applicable NEO’s outstanding but unvested time-based equity awards; (iii) a pro-rated portion of the applicable NEO’s performance-based equity awards, following our determination of actual performance achievement following the end of the performance period; and (iv) with respect to any outstanding stock options held by the applicable NEO, an extended post-termination exercise period through the earlier of the third anniversary of the termination date or the expiration of the original term of such stock options.

Messrs. Bouck, Jackman and Chambliss are also entitled to the foregoing benefits if such NEO’s employment is terminated as a result of their death, except that any cash payments will be paid in a lump sum on or within 60 days following the date of death. In the event of a termination of employment due to permanent disability, each of Messrs. Bouck, Jackman and Chambliss are entitled to receive the benefits described above, except that in lieu of the cash payment, each such NEO will be entitled to: (A) a pro-rated portion of the applicable NEO’s target annual bonus for the year of termination, and (B) cash payments equal to the applicable NEO’s base salary through the remaining term of the NEO Separation Benefits Plan, to be paid one-third on the date of termination and, provided that the applicable NEO has complied with the non-competition and non-solicitation provisions of the NEO Separation Benefits Plan, one-third on each of the first and second anniversaries of the date of termination.

Upon a termination by us without cause or resignation by them for good reason within two years after a change in control, Messrs. Bouck, Jackman and Chambliss are entitled to receive a cash payment equal to $3,900,000 (for Mr. Bouck) and $3,300,000 (for each of Messrs. Jackman and Chambliss), payable in a lump sum on or within 60 days following the date of termination. Further, the NEO Separation Benefits Plan includes a so-called “best pay” provision where payments and benefits provided on account of a change in control shall be made to such participating NEOs in full or in such lesser amount as would result in no portion of the payments being subject to an excise tax under Section 280G and Section 4999 of the IRC, whichever of the foregoing amounts is greater on an after-tax basis.

In consideration of the above severance benefits, Messrs. Bouck, Jackman and Chambliss must abide by certain restrictive covenants in the NEO Separation Benefits Plan, including a commitment by the NEO not to compete with the company in a restricted territory and not to solicit our customers or employees for 12 months following the date of such NEO’s termination of employment.

For purposes of the Separation Benefits Plans, “good reason” is generally defined as: (i) assignment to the NEO of duties inconsistent with and resulting in a diminution of his position (including status, offices, titles, responsibilities and reporting requirements), authority, duties or responsibilities as they existed on the effective date of the Separation Benefits Plans; or any other action by the company which results in a diminution in such position, authority, duties or responsibilities; a substantial alteration in the title(s) of the NEO (so long as the existing corporate structure of the company is maintained); provided, however, that his failure to be in the same position (including status, offices, titles, responsibilities and reporting requirements) with the ultimate parent of the company will constitute “good reason”; (ii) the relocation of his principal place of employment to a location more than fifty (50) miles from its present location without his prior approval; (iii) a material reduction by the company in his total annual cash compensation without his prior approval; (iv) on or after a change in control, a material reduction by the company in his total annual compensation without his prior approval; (v) a failure by the company to continue in effect, without substantial change, any benefit plan or arrangement in which he was participating or the taking of any action by the company which would adversely affect his participation in or materially reduce his benefits under any benefit plan (unless such changes apply equally to all other management employees of company); (vi) any material breach by the company of any provision of the Separation Benefits Plans without his having committed any material breach of his obligations hereunder, which breach is not cured within twenty (20) days following written notice thereof to the company of such breach; or (vii) the failure of the company to obtain the assumption of the plan by any successor entity.

Employment Agreement with Mr. Little

We entered into an employment agreement with Mr. Little on September 13, 1999, and an amendment to the employment agreement on November 12, 2008 (as amended, the “Little Employment Agreement”). This agreement provides for certain payments to Mr. Little in the event of his termination without cause (as defined below) or upon a change in control (as defined below) of the company.

Under the Little Employment Agreement, upon a termination by us without cause, Mr. Little is entitled to receive: (i) a lump sum payment in an amount equal to the greater of (x) his base salary through the end of the then-current term under the Little Employment Agreement and (y) one year of his base salary, generally to be paid on the date of termination; (ii) full accelerated vesting of all of Mr. Little’s outstanding but unvested options, if any, and other rights relating to the capital stock of the company; and (iii) with respect to any such options and rights, an extended post-termination exercise period through the third anniversary of the date of his termination. Mr. Little may also elect to forfeit receipt of all or part of the lump sum cash payment in exchange for payment by the company of all or part of the costs of his relocation to an area of his choice, with such amount to be determined by agreement between the company and Mr. Little.

Upon a termination due to Mr. Little’s disability or death, all of Mr. Little’s outstanding but unvested options, if any, and other rights relating to the capital stock of the company will fully vest, and the term of any such options and rights will be extended to the third anniversary of the date of termination.

For the purposes of the Little Employment Agreement, a change in control of the company is generally treated as a termination without cause of Mr. Little, unless he elects in writing to waive the applicable provision of his employment agreement. Thus, upon a change in control of the company, Mr. Little will be entitled to receive the same payments and benefits as he would have upon a termination by us without cause as described above.

In addition, in the event of a change in control after which any previously outstanding option or other right relating to our capital stock fails to remain outstanding, Mr. Little would be entitled to receive either: (i) an option, warrant or other right to purchase that number of shares of stock of the acquiring company (the “Successor Option”) that he would have received had he exercised his terminated Waste Connections options, warrants or rights immediately prior to the acquisition resulting in a change in control and received for the shares acquired on exercise of such options shares of the acquiring company in the change in control transaction such that the aggregate exercise price for the shares covered by such options would be the aggregate exercise price for the terminated Waste Connections options, warrants or rights; or (ii) a lump sum payment in an amount agreed to by Mr. Little and the company of at least, on an after-tax basis, the net after-tax gain he would have realized on exercise of the Successor Option of the acquiring company had he been issued a Successor Option and sale of the underlying shares, payable within ten days after the consummation of the change in control.

In consideration of the payments and benefits provided for in the Little Employment Agreement, Mr. Little must abide by certain restrictive covenants in the Little Employment Agreement, including a commitment by the NEO not to compete with the company in a restricted territory for 12 months following the date of the termination of Mr. Little’s employment and not to solicit our customers or employees for 24 months following the date of the termination of Mr. Little’s employment or for that number of months used to calculate the amount actually paid as severance upon a termination by us without cause following the date of termination.

For the purposes of the Separation Benefits Plans and the Little Employment Agreement, “cause” is defined as: (i) a material breach of any of the terms of the agreement that is not immediately corrected following written notice of default specifying such breach; (ii) a breach of any of the provisions of the non-competition and non-solicitation provisions of the applicable agreement; (iii) repeated intoxication with alcohol or drugs while on company premises during its regular business hours to such a degree that, in the reasonable judgment of the other managers of the company, the employee is abusive or incapable of performing his duties and responsibilities under the agreement; (iv) conviction of a felony; or (v) misappropriation of property belonging to the company and/or any of its affiliates. Further, for the purposes of the Separation Benefits Plans and the Little Employment Agreement, a “change in control” is deemed to have occurred if:

•	there shall be consummated (a) any reorganization, liquidation or consolidation of the company, or any merger or other business combination of the company with any other corporation, other than any such merger or other business combination that would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such transaction; or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company;
•	any person (as defined in the applicable agreement), shall become the beneficial owner (as defined in the applicable agreement), directly or indirectly, of 50% or more of the company’s outstanding voting securities; or
•	during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors shall cease for any reason to constitute at least one-half of the membership thereof unless the election, or the nomination for election by the company’s stockholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period.

Third Amended and Restated 2004 Equity Incentive Plan

Pursuant to the grant agreements under our Third Amended and Restated 2004 Equity Incentive Plan, immediately upon a change in control, outstanding and unvested RSUs shall automatically vest in full, and the shares subject to those vested RSUs shall be issued.

2014 Incentive Award Plan

Restricted Stock Units

Pursuant to the grant agreements under our 2014 Incentive Award Plan, immediately upon a change in control, outstanding and unvested RSUs shall automatically vest in full, and the shares subject to those vested RSUs shall be issued.

Performance Stock Units

Pursuant to the grant agreements under our 2014 Incentive Award Plan, upon a change in control, if (i) the PSUs are assumed or substituted by the acquiror in a change of control and the employee’s employment is involuntarily terminated following the change of control, or (ii) the PSUs are not assumed or substituted in a change of control, then the vesting of the PSUs will be accelerated, based on the greater of the target level award opportunity or the actual performance through the most recent completed year prior to the change of control or the date of termination of employment, payable within 60 days of the change of control or the date of termination of employment.

Potential Payments Tables

The following tables estimate the payments we would be obligated to make to each of our NEOs as a result of his termination or resignation (including, in certain cases, in connection with a change in control of our company), assuming such termination, resignation or change in control occurred on December 31, 2014. We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would receive in such circumstances.

For illustrative purposes only, the tables assume that: (a) a termination of employment or a change in control in our company occurred on December 31, 2014, as applicable; and (b) the price per share of our common stock is $43.99, the closing price on December 31, 2014, the last trading day of the 2014 fiscal year.

In addition to the amounts reflected in the tables, on termination of employment, all vested deferred compensation and other retirement benefits payable to the employee under benefit plans in which he then participated would be paid to him in accordance with the provisions of the respective plans. These plans include our voluntary 401(k) plan and our Nonqualified Deferred Compensation Plan.

Ronald J. Mittelstaedt, Chief Executive Officer and Chairman

	Termination for Cause or by Employee Without Good Reason Not Subject to Optional Restricted Period		Termination for Cause or by Employee Without Good Reason Subject to Optional Restricted Period		Termination Without Cause, on Disability or by Employee For Good Reason Not Subject to Optional Restricted Period		Termination Without Cause, on Disability or by Employee For Good Reason Subject to Optional Restricted Period		Termination on Death		Termination in Connection with Change in Control
Base Salary	$—	(1)	$—	(1)	$—	(5)	$—	(5)	$—	(5)	$—	(5)
Bonus	—	(2)	—	(2)	—	(6)	—	(6)	—	(6)	—	(6)
Severance Payment	—		7,000,000	(4)	7,568,531	(7)	14,568,531	(9)	7,568,531	(7)	7,568,531	(7)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	—	(3)	5,158,575	(8)	5,158,575	(8)	5,158,575	(8)	5,158,575	(10)
TOTAL	$—		$7,000,000		$12,727,107		$19,727,107		$12,727,107		$12,727,107

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.
(2)	Employee will forfeit his bonus for the year in which such a termination occurs.
(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be forfeited upon such a termination.
(4)	Reflects the payment owed pursuant to the CEO Separation Benefits Plan if the company determines, in its discretion, to extend the post-termination restrictive covenant period from 12 months to 24 months after his termination of employment.
(5)	Reflects that, in lieu of the employee’s base salary, the employee will receive a lump sum payment pursuant to the terms of the CEO Separation Benefits Plan, payable within 60 days of the date of termination.
(6)	Reflects that, in lieu of the employee’s bonus, the employee will receive a lump sum payment pursuant to the terms of the CEO Separation Benefits Plan payable within 60 days of the date of termination.
(7)	Reflects the sum of: (i) $7,500,000 and (ii) the employee’s Health Insurance Benefit.
(8)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock (other than performance stock units) as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the fifth anniversary of the date of termination. No value for the extension was included since Mr. Mittelstaedt does not currently hold any options. For performance stock units, the employee will receive pro-rata vesting based on the total months worked during the three-year performance period, payable at the end of the three-year period based on our achievement of the performance goals. In valuing the performance stock units, the targeted potential number of shares for such grants has been assumed.
(9)	Reflects the sum of: (i) $7,500,000, (ii) the employee’s Health Insurance Benefit, and (iii) the payment owed pursuant to the CEO Separation Benefits Plan if the company determines, in its discretion, to extend the post-termination restrictive covenant period from 12 months to 24 months after his termination of employment.
(10)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock (other than performance stock units) as of the date of termination. Pursuant to the grant agreements under our Third Amended and Restated 2004 Equity Incentive Plan, immediately upon a change in control, outstanding but unvested RSUs shall automatically vest in full, and the shares subject to those vested RSUs shall be issued. Pursuant to the grant agreements under our 2014 Incentive Award Plan, upon a change in control, (i) if the performance stock units are assumed or substituted by the acquiror in a change of control and the employee’s employment is involuntarily terminated following the change of control, or (ii) the performance stock units are not assumed or substituted in a change of control, then the vesting of the performance stock units will be accelerated, based on the greater of the target level award opportunity or the actual performance through the most recent completed year prior to the change of control or the date of termination of employment, payable within 60 days of the change of control or the date of termination of employment. In valuing the performance stock units, the targeted potential number of shares for such grants has been assumed.

Worthing F. Jackman, Executive Vice President and Chief Financial Officer

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Termination in Connection with Change in Control
Base Salary	$—	(1)	$—	(4)	$1,500,000	(8)	$—	(10)	$—	(4)	$—	(1)	$—	(10)
Bonus	—	(2)	—	(5)	375,500	(9)	—	(11)	—	(5)	—	(2)	—	(11)
Severance Payment	—		3,300,000	(6)	—		3,300,000	(12)	3,300,000	(6)	—		3,300,000	(12)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	2,193,693	(7)	2,193,693	(7)	2,193,693	(7)	2,193,693	(7)	—	(3)	2,193,693	(13)
TOTAL	$—		$5,493,693		$4,068,693		$5,493,693		$5,493,693		$—		$5,493,693

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.
(2)	Employee will forfeit his bonus for the year in which such a termination occurs.
(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be forfeited upon such a termination.
(4)	Reflects that, in lieu of the employee’s base salary, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.
(5)	Reflects that, in lieu of the employee’s bonus, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.
(6)	Reflects the amount the employee is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid as follows: one-third on date of termination and, provided employee has complied with the non-competition and non-solicitation provisions of the NEO Separation Benefits Plan, one-third on each of the first and second anniversaries of the date of termination.
(7)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock (other than performance stock units) as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination. No value for the extension was included since Mr. Jackman does not currently hold any options. For performance stock units, the employee will receive pro-rata vesting based on the total months worked during the three-year performance period, payable at the end of the three-year period based on our achievement of the performance goals. In valuing the performance stock units, the targeted potential number of shares for such grants has been assumed.
(8)	Reflects base salary payable to the employee through the end of the term of the NEO Separation Benefits Plan, which is extended by one year on each anniversary of the NEO Separation Benefits Plan, thus extending the term to three years. The term of the NEO Separation Benefits Plan currently expires on February 12, 2018. See footnote (6) for payment terms.
(9)	Reflects the pro-rated portion of the target bonus available to the employee pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement for the year in which the termination occurs, which is 75% of his base salary at the time of termination. See footnote (6) for payment terms.

(10)	Reflects that, in lieu of the employee’s base salary, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.
(11)	Reflects that, in lieu of the employee’s bonus, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.
(12)	Reflects the lump sum amount the employee or his estate, as applicable, is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid within 60 days of the date of death or termination, as applicable.
(13)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock (other than performance stock units) as of the date of termination. Pursuant to the grant agreements under our Third Amended and Restated 2004 Equity Incentive Plan, immediately upon a change in control, outstanding but unvested RSUs shall automatically vest in full, and the shares subject to those vested RSUs shall be issued. Pursuant to the grant agreements under our 2014 Incentive Award Plan, upon a change in control, (i) if the performance stock units are assumed or substituted by the acquiror in a change of control and the employee’s employment is involuntarily terminated following the change of control, or (ii) the performance stock units are not assumed or substituted in a change of control, then the vesting of the performance stock units will be accelerated, based on the greater of the target level award opportunity or the actual performance through the most recent completed year prior to the change of control or the date of termination of employment, payable within 60 days of the change of control or the date of termination of employment. In valuing the performance stock units, the targeted potential number of shares for such grants has been assumed.

Steven F. Bouck, President

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Termination in Connection with Change in Control
Base Salary	$—	(1)	$—	(4)	$1,866,000	(8)	$—	(10)	$—	(4)	$—	(1)	$—	(10)
Bonus	—	(2)	—	(5)	466,500	(9)	—	(11)	—	(5)	—	(2)	—	(11)
Severance Payment	—		3,900,000	(6)	—		3,900,000	(12)	3,900,000	(6)	—		3,900,000	(12)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	2,555,951	(7)	2,555,951	(7)	2,555,951	(7)	2,555,951	(7)	—	(3)	2,555,951	(13)
TOTAL	$—		$6,455,951		$4,888,451		$6,455,951		$6,455,951		$—		$6,455,951

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.
(2)	Employee will forfeit his bonus for the year in which such a termination occurs.
(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be forfeited upon such a termination.
(4)	Reflects that, in lieu of the employee’s base salary, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.
(5)	Reflects that, in lieu of the employee’s bonus, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.
(6)	Reflects the amount the employee is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid as follows: one-third on date of termination and, provided employee has complied with the non-competition and non-solicitation provisions of the NEO Separation Benefits Plan, one-third on each of the first and second anniversaries of the date of termination.

(7)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock (other than performance stock units) as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination. No value for the extension was included since Mr. Bouck does not currently hold any options. For performance stock units, the employee will receive pro-rata vesting based on the total months worked during the three-year performance period, payable at the end of the three-year period based on our achievement of the performance goals. In valuing the performance stock units, the targeted potential number of shares for such grants has been assumed.
(8)	Reflects base salary payable to the employee through the end of the term of the NEO Separation Benefits Plan, which is extended by one year on each anniversary of the NEO Separation Benefits Plan, thus extending the term to three years. The term of the NEO Separation Benefits Plan currently expires on February 12, 2018. See footnote (6) for payment terms.
(9)	Reflects the pro-rated portion of the target bonus available to the employee pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement for the year in which the termination occurs, which is 75% of his base salary at the time of termination. See footnote (6) for payment terms.
(10)	Reflects that, in lieu of the employee’s base salary, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.
(11)	Reflects that, in lieu of the employee’s bonus, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.
(12)	Reflects the lump sum amount the employee or his estate, as applicable, is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid within 60 days of the date of death or termination, as applicable.
(13)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock (other than performance stock units) as of the date of termination. Pursuant to the grant agreements under our Third Amended and Restated 2004 Equity Incentive Plan, immediately upon a change in control, outstanding but unvested RSUs shall automatically vest in full, and the shares subject to those vested RSUs shall be issued. Pursuant to the grant agreements under our 2014 Incentive Award Plan, upon a change in control, (i) if the performance stock units are assumed or substituted by the acquiror in a change of control and the employee’s employment is involuntarily terminated following the change of control, or (ii) the performance stock units are not assumed or substituted in a change of control, then the vesting of the performance stock units will be accelerated, based on the greater of the target level award opportunity or the actual performance through the most recent completed year prior to the change of control or the date of termination of employment, payable within 60 days of the change of control or the date of termination of employment. In valuing the performance stock units, the targeted potential number of shares for such grants has been assumed.

Darrell W. Chambliss, Executive Vice President and Chief Operating Officer

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Termination in Connection with Change in Control
Base Salary	$—	(1)	$—	(4)	$1,368,000	(8)	$—	(10)	$—	(4)	$—	(1)	$—	(10)
Bonus	—	(2)	—	(5)	342,500	(9)	—	(11)	—	(5)	—	(2)	—	(11)
Severance Payment	—		3,300,000	(6)	—		3,300,000	(12)	3,300,000	(6)	—		3,300,000	(12)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	1,987,586	(7)	1,987,586	(7)	1,987,586	(7)	1,987,586	(7)	—	(3)	1,987,586	(13)
TOTAL	$—		$5,287,586		$3,697,586		$5,287,586		$5,287,586		$—		$5,287,586

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.
(2)	Employee will forfeit his bonus for the year in which such a termination occurs.
(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be forfeited upon such a termination.
(4)	Reflects that, in lieu of the employee’s base salary, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.
(5)	Reflects that, in lieu of the employee’s bonus, the employee will receive payments pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. See footnote (6) for payment terms.
(6)	Reflects the amount the employee is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid as follows: one-third on date of termination and, provided employee has complied with the non-competition and non-solicitation provisions of the NEO Separation Benefits Plan, one-third on each of the first and second anniversaries of the date of termination.
(7)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock (other than performance stock units) as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination. No value for the extension was included since Mr. Chambliss does not currently hold any options. For performance stock units, the employee will receive pro-rata vesting based on the total months worked during the three-year performance period, payable at the end of the three-year period based on our achievement of the performance goals. In valuing the performance stock units, the targeted potential number of shares for such grants has been assumed.
(8)	Reflects base salary payable to the employee through the end of the term of the NEO Separation Benefits Plan, which is extended by one year on each anniversary of the NEO Separation Benefits Plan, thus extending the term to three years. The term of the NEO Separation Benefits Plan currently expires on February 12, 2018. See footnote (6) for payment terms.
(9)	Reflects the pro-rated portion of the target bonus available to the employee pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement for the year in which the termination occurs, which is 75% of his base salary at the time of termination. See footnote (6) for payment terms.
(10)	Reflects that, in lieu of the employee’s base salary, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.

(11)	Reflects that, in lieu of the employee’s bonus, the employee or his estate, as applicable, will receive a lump sum payment pursuant to the terms of the NEO Separation Benefits Plan. See footnote (12) for payment terms.
(12)	Reflects the lump sum amount the employee or his estate, as applicable, is entitled to receive pursuant to the terms of the NEO Separation Benefits Plan and his related participation letter agreement. This amount will be paid within 60 days of the date of death or termination, as applicable.
(13)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock (other than performance stock units) as of the date of termination. Pursuant to the grant agreements under our Third Amended and Restated 2004 Equity Incentive Plan, immediately upon a change in control, outstanding but unvested RSUs shall automatically vest in full, and the shares subject to those vested RSUs shall be issued. Pursuant to the grant agreements under our 2014 Incentive Award Plan, upon a change in control, (i) if the performance stock units are assumed or substituted by the acquiror in a change of control and the employee’s employment is involuntarily terminated following the change of control, or (ii) the performance stock units are not assumed or substituted in a change of control, then the vesting of the performance stock units will be accelerated, based on the greater of the target level award opportunity or the actual performance through the most recent completed year prior to the change of control or the date of termination of employment, payable within 60 days of the change of control or the date of termination of employment. In valuing the performance stock units, the targeted potential number of shares for such grants has been assumed.

James M. Little, Senior Vice President — Engineering and Disposal

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee		Change in Control(4)
Base Salary	$—	(1)	$—	(4)	$—	(4)	$—	(4)	$—	(1)	$—	(4)
Bonus	—	(2)	—		—		—		—	(2)	—
Severance Payment	—		355,000	(5)	—		—		—		355,000	(5)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	1,302,793	(6)	1,302,793	(6)	1,302,793	(6)	—	(3)	1,302,793	(7)
TOTAL	$—		$1,657,793		$1,302,793		$1,302,793		$—		$1,657,793

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.
(2)	Employee will forfeit his bonus for the year in which such a termination occurs.
(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be forfeited upon such a termination.
(4)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table.
(5)	Reflects an amount equal to the greater of (a) the employee’s annual base salary for the remainder of the term of his employment agreement, and (b) the employee’s annual base salary for a period of one year, payable in a lump sum on the date of termination. The employee may elect to forfeit receipt of all or part of the lump sum described in the preceding sentence in exchange for payment by the company of all or part of the costs of the employee’s relocating to an area of his choice.
(6)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock (other than performance stock units) as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the third anniversary of the date of termination. No value for the extension was included since Mr. Little does not currently hold any options. For performance stock units, the employee will receive pro-rata vesting based on the total months worked during the three-year performance period, payable at the end of the three-year period based on our achievement of the performance goals. In valuing the performance stock units, the targeted potential number of shares for such grants has been assumed.

(7)	Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock (other than performance stock units) as of the date of termination. Pursuant to the grant agreements under our Third Amended and Restated 2004 Equity Incentive Plan, immediately upon a change in control, outstanding but unvested RSUs shall automatically vest in full, and the shares subject to those vested RSUs shall be issued. Pursuant to the grant agreements under our 2014 Incentive Award Plan, upon a change in control, (i) if the performance stock units are assumed or substituted by the acquiror in a change of control and the employee’s employment is involuntarily terminated following the change of control, or (ii) the performance stock units are not assumed or substituted in a change of control, then the vesting of the performance stock units will be accelerated, based on the greater of the target level award opportunity or the actual performance through the most recent completed year prior to the change of control or the date of termination of employment, payable within 60 days of the change of control or the date of termination of employment. In valuing the performance stock units, the targeted potential number of shares for such grants has been assumed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 20, 2005, Namen Chambliss has held the position of Network Manager for the company. Mr. N. Chambliss is the brother of Darrell Chambliss, our Executive Vice President and Chief Operating Officer. Previously, Mr. N. Chambliss held the position of Systems Operations Supervisor for the Eastern Region, and was based in our regional office in Tennessee. The total salary and incentive compensation we paid to Mr. N. Chambliss in 2014 was $134,711. In addition, Mr. N. Chambliss had $32,960 of restricted stock units vest in 2014. In 2014, we granted Mr. N. Chambliss 619 restricted stock units. The units were granted on the same general terms and conditions as units granted to other employees at the same management level. As Network Manager, Mr. N. Chambliss’ annual salary is $113,775 as of January 21, 2015.

Since January 2, 2008, Michelle Little has held the position of Director of Accounting for the company. Mrs. Little is the spouse of James Little, our Senior Vice President — Engineering and Disposal. The total salary and incentive compensation we paid to Mrs. Little in 2014 was $167,423. In addition, Mrs. Little had $90,923 of restricted stock units vest in 2014. In 2014, we granted Mrs. Little 1,333 restricted stock units. The units were granted on the same general terms and conditions as units granted to other employees at the same management level. As Director of Accounting, Mrs. Little’s annual salary is $100,000 as of April 21, 2014.

Review, Approval or Ratification of Transactions with Related Persons

The charter of our Board of Directors’ Nominating and Corporate Governance Committee provides that among the Committee’s responsibilities is the review and approval of any material transaction between us and any of our directors or executive officers or any entity affiliated with such a person, including assessing whether the transaction is fair and in our interests, why we should enter into it with a related rather than an unrelated party, and whether public disclosure is required.

In addition, the Nominating and Corporate Governance Committee developed and the Board of Directors approved our Corporate Governance Guidelines and our Code of Conduct and Ethics, including a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as required by Section 406 of the Sarbanes-Oxley Act. The Committee reviews the Guidelines and Code on an annual basis, or more frequently if appropriate, and recommends to the Board of Directors changes as necessary.

In addressing conflicts of interest, the Code provides that no officer, director or employee may be subject to influences, interests or relationships that conflict with the best interests of the company. It states that a conflict of interest exists when a person is in a position to influence a decision that may personally benefit that person or a person he or she is related to by blood or marriage as a result of the company’s business dealings. The Code provides that each officer, director and employee of the company must avoid any investment, interest or association that interferes or might interfere with that person’s independent exercise of judgment in the company’s best interests, and that service to the company should never be subordinated to personal gain or advantage.

In an effort to help avoid these and other conflicts of interest, the Code sets forth certain rules the company has adopted, including rules that prohibit: (a) officers, directors or any employees who buy or sell goods or services or have responsibility connected to buying and selling for or on behalf of the company and members of their respective families from having certain economic interests in business concerns that transact business with the company or are in competition with it; (b) officers, directors or employees or members of their respective families from giving or accepting certain gifts to or from any person soliciting or doing business with the company; (c) officers of the company from serving as a director of any other company that is organized for profit without the written approval of the Nominating and Corporate Governance Committee; and (d) officers, directors or employees from having any material interest in a business that deprives the company of any business opportunity or is in any way detrimental to the company.

Each officer and director must report all actual or potential conflicts of interest to the Nominating and Corporate Governance Committee. Directors must also comply with the conflict provisions relating to directors set forth in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will resolve all conflicts of interest involving officers or directors. If a conflict involves a member of the Nominating and Corporate Governance Committee, that committee will resolve the conflict only if there are two disinterested directors remaining on that committee. Otherwise, the matter will be resolved by the entire Board of Directors. If a significant conflict exists involving a director that cannot be resolved and cannot be waived, the director must resign.

The Nominating and Corporate Governance Committee has the sole authority to waive provisions of our Code of Conduct and Ethics with respect to executive officers and directors in specific circumstances where it determines that such waiver is appropriate, subject to compliance with applicable laws and regulations. Any such waivers will be promptly disclosed to our stockholders to the extent required by applicable laws and regulations.

On August 30, 2013, Mr. Harlan was appointed to the board of directors of Travis Acquisition, LLC, the parent of Travis Body & Trailer, Inc., a private company from which Waste Connections has purchased, and expects to continue to purchase in the future, an immaterial amount of equipment. In connection with his appointment, Mr. Harlan made an equity investment in Travis Acquisition, LLC. On August 29, 2013, after due consideration of the immaterial nature of the potential conflicts of interest that may be presented by Mr. Harlan’s relationships with Travis Body & Trailer, Inc., the Nominating and Corporate Governance Committee of the Board of Directors of Waste Connections waived the application of Section 1 of Waste Connections’ Code of Conduct and Ethics with respect to Mr. Harlan’s service on the board of directors of Travis Acquisition, LLC and his ownership of an equity interest in Travis Acquisition, LLC, not to exceed five percent. In 2014, Waste Connections purchased approximately $154,000 of equipment from Travis Body & Trailer, Inc. Mr. Harlan had an indirect interest in this transaction commensurate with his ownership interest in Travis Acquisition, LLC.

AUDIT COMMITTEE REPORT

The Audit Committee has prepared the following report for Waste Connections’ stockholders.

The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Messrs. Razzouk and Davis, met four times in 2014. The Audit Committee is composed of independent, non-employee directors and operates under a written charter adopted by the Board of Directors.

Management is responsible for Waste Connections’ internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for: (i) auditing the effectiveness of the company’s internal control over financial reporting based on its audit; and (ii) performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibilities are to review the company’s internal controls and the objectivity of its financial reporting, and to meet with appropriate financial personnel and the company’s independent registered public accounting firm in connection with these reviews. The Audit Committee also reviews the professional services provided by the company’s independent registered public accounting firm and reviews such other matters concerning Waste Connections’ accounting principles and financial and operating policies, controls and practices, its public financial reporting policies and practices, and the results of its annual audit as the Audit Committee may find appropriate or as may be brought to the Audit Committee’s attention.

In this context, the Audit Committee has met and held discussions with Waste Connections’ management and its independent registered public accounting firm. Management represented to the Audit Committee that Waste Connections’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 16 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Waste Connections’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Michael W. Harlan, Chairman
Robert H. Davis
William J. Razzouk

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP audited our consolidated financial statements for the fiscal year 2014. The Audit Committee of the Board of Directors requests that stockholders ratify its selection of PricewaterhouseCoopers LLP to serve as the company’s independent registered public accounting firm for the fiscal year 2015. We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Ratification by stockholders is not required by law, our Amended and Restated Certificate of Incorporation or our Fourth Amended and Restated Bylaws in order for the Audit Committee to appoint an independent registered public accounting firm, but the appointment is submitted to you by the Audit Committee in order to give stockholders a voice in the appointment of the company’s independent registered public accounting firm. If the stockholders should fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider the appointment. Even if stockholders approve the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL
YEAR 2015.

The following table sets forth fees billed to the company for professional services rendered in 2014 and 2013 by PricewaterhouseCoopers LLP.

	2014	2013
Audit Fees	$1,422,500	$1,288,880
Audit-Related Fees	—	—
Tax Fees	21,500	—
All Other Fees	3,600	3,600
Total	$1,447,600	$1,292,480

Audit Fees consist of fees associated with both the audit of our consolidated financial statements and the audit of our internal control over financial reporting for fiscal years 2014 and 2013, review of the consolidated financial statements included in our quarterly reports on Form 10-Q, consents, assistance with review of documents filed with, or furnished to, the SEC, and accounting consultations, as well as out-of-pocket expenses incurred in the performance of audit services.

Tax Fees consist of fees associated with tax compliance, advice and planning in 2014, which principally included discussions regarding proposed acquisitions and an accounting methods change.

All Other Fees consist of a license fee for an online accounting and reporting research database.

The Audit Committee considers the services provided by PricewaterhouseCoopers LLP described under “Tax Fees” and “All Other Fees” to be compatible with PricewaterhouseCoopers LLP’s independence during the periods covered.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chairman of the Audit Committee authority to approve permitted services, provided that the chairman reports all approvals to the Audit Committee at its next meeting. All of the fees described above under “Audit Fees”, “Tax Fees” and “All Other Fees” were approved by the Audit Committee.

PROPOSAL 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
(“SAY ON PAY”)

We are requesting our stockholders to provide advisory approval of the compensation of our named executive officers, or NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth on pages 18 to 53 of this proxy statement. This non-binding advisory vote, commonly referred to as a “say-on-pay” vote, is not intended to address any specific item of compensation, but rather to address our overall approach to the compensation of our NEOs described in this proxy statement. In 2014, our stockholders overwhelmingly approved our “say-on-pay” proposal, with more than 95% of the votes cast voting in favor of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN
THIS PROXY STATEMENT.

Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that, among other objectives, reflects company performance, job complexity and value of the position, while ensuring long-term retention, motivation and alignment with the long-term interests of our stockholders.

We believe the compensation program for our NEOs has been instrumental in helping Waste Connections achieve strong financial performance and total stockholder returns. As illustrated below, our TSR over a longer term five-year period ending December 31, 2014, has outperformed the S&P 500, the DJ Waste Index and our Peer Group Companies. In addition, 2014 was our 11th consecutive year of positive TSR.

5-YEAR TOTAL STOCKHOLDER RETURN

The following is a summary of some of the key points of our executive compensation program. We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 18 of this proxy statement for additional details on Waste Connections’ executive compensation, including Waste Connections’ compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our NEOs in fiscal 2014.

•	We emphasize pay-for-performance. We believe a significant portion of our executives’ compensation should be variable and at risk and tied to our measurable performance. The Compensation Committee has designed our executive compensation program so that total compensation is earned largely based on attaining multiple, pre-established financial performance measures.

•	We believe that our compensation programs are strongly aligned with the long-term interests of our stockholders. We believe that equity awards comprised of RSUs and PSUs serve to align the interests of our executive officers with those of our long-term stockholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program.
•	We believe that we provide competitive pay opportunities that are intended to reflect best practices. The Compensation Committee periodically reviews our executive compensation program with the intent to provide competitive pay opportunities, reflect best practices and further align pay with performance.
•	Introduction of PSUs. In March 2014, the Compensation Committee, subject to the subsequent approval by stockholders in May 2014, granted performance-based restricted stock units, or PSUs, with three-year performance-based metrics for vesting hurdles as an additional component of our equity-based compensation to further enhance the existing link between executive compensation and the company’s performance.
•	Revised Stock Ownership Guidelines. In March 2014, the Compensation Committee also revised our stock ownership guidelines to (i) increase the amount of company stock our CEO and other executive officers must own, and (ii) broaden the guidelines to include executive officers at all levels.
•	Introduction of Performance-Based Threshold for Annual RSU Grants. In February 2015, the Compensation Committee further adjusted our equity compensation program by introducing an annual performance-based metric that the company must meet before restricted stock unit, or RSU, awards granted to our executive officers may be earned, with such grants then subject to a multi-year vesting period.
•	We are committed to having strong governance standards with respect to our compensation program, procedures and practices. Pursuant to our commitment to strong governance standards, the Compensation Committee is comprised solely of independent directors. The Compensation Committee periodically retains an independent compensation consultant to provide it with advice and guidance on Waste Connections’ executive compensation program design and to evaluate our executive compensation. The Compensation Committee oversees and periodically assesses the risks associated with our company-wide compensation structure, policies and programs to determine whether such programs encourage excessive risk taking. We also have adopted stock ownership guidelines for our Board members and executive officers and anti-hedging/pledging policies.

We are asking you to indicate your support for the compensation of our NEOs as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Waste Connections, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 18 to 53 of this proxy statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for NEOs. Unless the Board of Directors modifies the determination on the frequency of future say-on-pay votes, the next say-on-pay vote will be held at the 2015 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE
COMPANY’S NAMED EXECUTIVE OFFICERS.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports on Forms 3, 4 and 5, and amendments to those reports, furnished to us during and with respect to fiscal year 2014 pursuant to Section 16 of the Exchange Act, and written representations from the executive officers and directors that no other reports were required, we believe that no executive officers, directors or beneficial owners of more than ten percent of a registered class of our equity securities were late in filing such reports during 2014, with the following exception: Mr. Ronald J. Mittelstaedt filed one late Form 5 to report the gift of shares to a charitable foundation that occurred in September 2014.

Stockholder Proposals for 2016 Annual Meeting of Stockholders

To be considered for inclusion in next year’s proxy materials, stockholder proposals must be in writing and be received by the Secretary of Waste Connections, at the address set forth on the first page of this proxy statement, no later than the close of business (Central Standard Time) on December 4, 2015. Stockholder proposals to be presented at the company’s 2016 Annual Meeting of Stockholders will be considered untimely, within the meaning of our Bylaws, unless received not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Annual Report to Stockholders and Form 10-K

Our Annual Report on Form 10-K for the fiscal year 2014 filed with the SEC, and the exhibits filed with it, are available on the company’s web site at www.wasteconnections.com. Upon request by any stockholder to the company’s Secretary at the company’s address listed on the first page of this proxy statement, a copy of our 2014 Form 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits to our 2014 Form 10-K will be furnished for a fee which will not exceed our reasonable expenses in furnishing the exhibits.

Other Business

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. It is important that the proxies are submitted promptly and that your shares are represented. You are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or submit your proxy pursuant to instructions you receive from your bank or broker, by using the Internet or your telephone.

By Order of the Board of Directors,

Patrick J. Shea
Secretary

March 31, 2015

Directions to Waste Connections' Corporate Office

3 Waterway Square Place, Suite 110
The Woodlands, TX 77380

Dallas
Woodlands Mall
N
3 Waterway Square Pl
INTERSTATE
45
Lake Robbins Drive
Waterway Ave
Woodloch Forest Dr.
Interstate 45 North Frwy
Waterway Square Place
Timberloch Place
Woodlands Parkway
S
Houston

Directions coming from the North on I-45

Take I-45 South to **Exit 76**
Turn *RIGHT* onto **Lake Robbins Drive**
Turn *LEFT* on **Woodloch Forest Drive**
Same building as **Kona Grill**

Directions coming from the South on I-45

Take I-45 North to **Exit 76B**
Follow Woodlands Parkway and stay in right lane exiting
Turn *RIGHT* at **Woodloch Forest Drive**
Turn *LEFT* on **Woodloch Forest Drive**
Same building as **Kona Grill**

PROXY

WASTE CONNECTIONS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 15, 2015
10:00 A.M., Central Daylight Time

WASTE CONNECTIONS, INC.
3 Waterway Square Place, Suite 110
The Woodlands, Texas 77380

Waste Connections, Inc. 3 Waterway Square Place, Suite 110 The Woodlands, Texas 77380	Proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 15, 2015.

The undersigned holder of Common Stock of Waste Connections, Inc. (“WCI”) acknowledges receipt of WCI’s Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 31, 2015, and Annual Report to Stockholders for the fiscal year 2014. The undersigned revokes all prior proxies and appoints Steven F. Bouck and Worthing F. Jackman, and each of them, individually and with full powers of substitution and resubstitution, proxies for the undersigned to vote all shares of WCI Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Friday, May 15, 2015, at 10:00 a.m., Central Daylight Time, at WCI’s corporate headquarters, 3 Waterway Square Place, Suite 110, The Woodlands, Texas 77380, and any adjournment thereof, as designated on the reverse side of this Proxy Card.

THIS PROXY WILL BE VOTED ACCORDING TO THE SPECIFICATIONS YOU MAKE ON THE REVERSE SIDE. IF YOU DO NOT MAKE SPECIFICATIONS ON THE REVERSE SIDE BUT YOU DO SIGN AND DATE THIS PROXY CARD, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3, EACH OF WHICH IS REFERRED TO ON THE REVERSE SIDE. IN EITHER CASE, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Please detach here

The Board of Directors Unanimously Recommends a Vote “FOR” each of the nominees in Proposal 1, and “FOR” Proposals 2 and 3.

1.	Election of Director:

01 Michael W. Harlan ☐ For	☐ Against	☐ Abstain

02 William J. Razzouk ☐ For	☐ Against	☐ Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

☐ For	☐ Against	☐ Abstain

3. Approval on a non-binding, advisory basis of the compensation of our named executive officers as disclosed in the proxy statement (“say on pay”).

☐ For	☐ Against	☐ Abstain

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

Address Change? Mark Box   ☐   Indicate changes below:

If you plan to attend the Annual Meeting of Stockholders, please mark the following box. ☐

Date:            , 2015

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If the shares of common stock represented by the proxy are held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.